UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Rockwell Automation, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 12, 2008

Dear Shareowner:

You are cordially invited to attend our 2009 Annual Meeting of Shareowners.

We will hold the annual meeting in the Imperial Ballroom at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, USA on Wednesday, February 4, 2009, at 10 a.m. (Central Standard Time). At the meeting I will report on the Corporation’s activities and performance during the past fiscal year, and we will discuss and act on the matters described in the accompanying Proxy Statement. At this year’s meeting, you will have an opportunity to vote on whether to:

•	elect four directors named in the Proxy Statement; and

•	approve the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009.

Shareowners will then have an opportunity to comment on or to inquire about the affairs of the Corporation that may be of interest to shareowners generally.

Your vote is important to us. Whether or not you plan to attend the meeting, please return your proxy card as soon as possible. You also have the option of voting via the Internet or by telephone.

If you plan to attend the meeting, please request an admittance card in one of the ways described on the last page of the Proxy Statement.

We sincerely hope that as many shareowners as can conveniently attend will do so.

We have enclosed the Proxy Statement for our 2009 Annual Meeting of Shareowners and our 2008 Annual Report. I hope you find them interesting and useful in understanding your company.

Sincerely yours,

Keith D. Nosbusch

Chairman and Chief Executive Officer

Rockwell Automation, Inc.
1201 South Second Street, Milwaukee, Wisconsin 53204, USA

Notice of 2009 Annual Meeting of Shareowners

To the Shareowners of
ROCKWELL AUTOMATION, INC.:

The 2009 Annual Meeting of Shareowners of Rockwell Automation, Inc. will be held in the Imperial Ballroom at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, USA on Wednesday, February 4, 2009, at 10 a.m. (Central Standard Time) for the following purposes:

(a)	to elect as directors the four nominees named in the accompanying proxy statement;

(b)	to vote on a proposal to approve the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009; and

(c)	to transact such other business as may properly come before the meeting.

Only shareowners of record at the close of business on December 8, 2008 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

Douglas M. Hagerman
Secretary

December 12, 2008

Note: The Board of Directors solicits votes by the execution and prompt return of the accompanying proxy in the enclosed return envelope or by use of the
Corporation’s telephone or Internet voting procedures.

Rockwell Automation, Inc.
Proxy Statement for 2009 Annual Meeting

Rockwell Automation, Inc.
Proxy Statement

2009 ANNUAL MEETING

The 2009 Annual Meeting of Shareowners of Rockwell Automation, Inc. will be held on February 4, 2009, for the purposes set forth in the accompanying Notice of 2009 Annual Meeting of Shareowners. This proxy statement and the accompanying proxy are furnished in connection with the solicitation by our Board of Directors of proxies to be used at the meeting and at any adjournment of the meeting. We will refer to your company in this proxy statement as “we,” “us,” “our,” the “Corporation” or “Rockwell Automation.”

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Distribution and Electronic Availability of Proxy Materials

Again this year we are taking advantage of Securities and Exchange Commission (SEC) rules that allow companies to furnish proxy materials to shareowners via the Internet. If you received a Notice of Internet Availability of Proxy Materials (Notice) by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in this proxy statement and our 2008 annual report as well as how to vote by Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials included in the Notice.

We will mail the Notice to certain shareowners by December 24, 2008. We will continue to mail a printed copy of this proxy statement and form of proxy to certain shareowners and we expect that mailing to begin on December 19, 2008.

Shareowners Sharing the Same Address

SEC rules permit us to deliver only one copy of the annual report and this proxy statement or the Notice to multiple shareowners who share the same address and have the same last name, unless we received contrary instructions from a shareowner. This delivery method, called “householding,” reduces our printing and mailing costs. Shareowners who participate in householding will continue to receive separate proxy cards.

We will deliver promptly upon written or oral request a separate copy of our annual report and proxy statement or Notice to any shareowner who received these materials at a shared address. To receive a separate copy, please write or call Rockwell Automation Shareowner Relations, 1201 South Second Street, Milwaukee, Wisconsin 53204, USA, telephone: +1-414-382-8410.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report and proxy statement or Notice in the future, please contact Broadridge Financial Solutions, Inc. (Broadridge), either by calling toll free at +1-800-542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, USA. You will be removed from the householding program within 30 days.

Any shareowners of record who share the same address and wish to receive only one copy of future Notices, proxy statements and annual reports for your household should contact Rockwell Automation Shareowner Relations at the address or telephone number listed above.

If you hold your shares in street name with a broker or other nominee, please contact them for information about householding.

What am I voting on?

You will be voting on whether to:

•	elect four members of our Board of Directors; and

•	approve the appointment of Deloitte & Touche LLP (D&T) as our independent registered public accounting firm for fiscal year 2009.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on December 8, 2008, the record date for the meeting, may vote at the Annual Meeting. Each shareowner is entitled to one vote for each share of our common stock held on the record date. On December 8, 2008, we had outstanding 141,760,986 shares of our common stock.

Who may attend the Annual Meeting?

Shareowners as of the record date, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares in street name through a broker or other nominee, you will need to provide a copy of a brokerage statement reflecting your stock ownership as of the record date to be admitted to the Annual Meeting.

How do I vote my shares?

Shareowners may vote in person at the Annual Meeting. If you hold your shares in street name and wish to vote in person at the Annual Meeting, you should contact your broker or other nominee to obtain a broker’s proxy card and bring it, together with proper identification and your brokerage statement reflecting your stock ownership as of the record date, with you to the Annual Meeting.

In addition you may vote by proxy:

•	for shareowners of record and participants in our savings plans and BNY Mellon Shareowner Services Program (dividend reinvestment and stock purchase plan), by completing, signing and returning the enclosed proxy card or direction card, or via the Internet or by telephone; or

•	for shares held in street name, by using the method directed by your broker or other nominee. You may vote over the Internet or by telephone if your broker or nominee makes those methods available, in which case they will provide instructions with your proxy materials.

How will my proxy be voted?

If you duly complete, sign and return a proxy or use our telephone or Internet voting procedures to authorize the named proxies to vote your shares, your shares will be voted as specified. If your proxy card is signed but does not contain specific instructions, your shares will be voted as recommended by our Board of Directors.

For shareowners participating in our savings plans or in the BNY Mellon Shareowner Services Program (dividend reinvestment and stock purchase plan), the trustee or administering bank will vote the shares that it holds for a participant’s account only in accordance with instructions given in a signed, completed and returned proxy card or direction card, or in accordance with instructions given pursuant to our Internet or telephone voting procedures. If we do not receive instructions, the shares will not be voted. To allow sufficient time for voting by the trustees of the savings plans, your voting instructions for shares held in the plans must be received by February 1, 2009.

May I revoke or change my proxy?

For shareowners of record, you may revoke or change your proxy at any time before it is voted by:

•	delivering a written notice of revocation to the Secretary of the Corporation;

•	submitting a properly signed proxy card with a later date;

•	casting a later vote using the telephone or Internet voting procedures; or

•	voting in person at the Annual Meeting (except for shares held in the savings plans).

If your shares are held in street name, you must contact your broker or other nominee to revoke or change your proxy. Your proxy is not revoked simply because you attend the Annual Meeting.

Will my vote be confidential?

It is our policy to keep confidential all proxy cards, ballots and voting tabulations that identify individual shareowners, except (i) as may be necessary to meet any applicable legal requirements, (ii) in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting, and (iii) if a shareowner writes comments on the proxy card directed to our Board of Directors or management. Representatives of Broadridge Financial Solutions, Inc. will tabulate votes and act as the independent inspector of election at this year’s meeting. The independent inspector of election and any employees involved in processing proxy cards or ballots and tabulating the vote are required to comply with this policy of confidentiality.

What is required for there to be a quorum at the Annual Meeting?

Holders of at least a majority of the shares of our common stock issued and outstanding on the record date for the Annual Meeting must be present, in person or by proxy, for a quorum in order to conduct business at the meeting.

How many votes are needed to approve each of the proposals?

Election of Directors.   Directors are elected by a plurality of votes cast. This means that the four nominees for election as directors who receive the greatest number of votes cast by the holders of our common stock entitled to vote at the meeting will become directors.

Majority Vote Policy.   Our Guidelines on Corporate Governance set forth our policy if a director is elected by a plurality of votes cast but receives a greater number of votes “withheld” from his or her election than votes “for” such election. In an uncontested election, any nominee for director who receives more votes “withheld” than votes “for” his or her election must promptly tender his or her resignation to the Board. The Board Composition and Governance Committee will consider the resignation offer and make a recommendation to the Board of Directors. The Board will act on the tendered resignation within 90 days following certification of the election results. The Board Composition and Governance Committee, in making its recommendation, and the Board of Directors, in making its decision, may consider any factors or other information that it considers appropriate and relevant, including any stated reasons why the shareowners withheld votes from the director, the director’s tenure, the director’s qualifications, the director’s past and expected contributions to the Board, and the overall composition of the Board. We will promptly disclose the Board’s decision regarding whether to accept or reject the director’s resignation offer in a Form 8-K furnished to the SEC. If the Board rejects the tendered resignation or pursues any additional action, the disclosure will include the rationale behind the decision. Any director who tenders his or her resignation may not participate in the Board Composition and Governance Committee deliberations and recommendation or in the Board’s decision whether to accept or reject the resignation offer.

Selection of our Independent Registered Public Accounting Firm.   An affirmative vote of the holders of a majority of the voting power of our common stock present in person or represented by proxy and entitled to vote on the matter is necessary to approve the selection of D&T as our independent registered public accounting firm.

How are votes counted?

Under Delaware law and our Restated Certificate of Incorporation and By-Laws, all votes entitled to be cast by shareowners present in person or represented by proxy at the meeting and entitled to vote on the subject matter, whether those shareowners vote “for,” “against” or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required to approve the selection of D&T as our independent registered public accounting firm. The shares of a shareowner who abstains from voting on a matter or whose shares are not voted because of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareowner is present in person or represented by proxy. An abstention from voting on a matter by a shareowner present in person or represented by proxy at the meeting has no effect in the election of directors but has the same legal effect as a vote “against” the proposal to approve the selection of D&T as our independent registered public accounting firm. A broker non-vote on a matter has no effect in the election of directors or the proposal to approve the selection of D&T as our independent registered public accounting firm.

Can I receive electronic access to shareowner materials?

As noted above, under SEC rules we are permitted to furnish proxy materials to shareowners via the Internet. However, we may choose to continue to provide printed copies to certain shareowners. If we send you printed copies, you can save us printing and mailing costs by electing to access proxy statements, annual reports and related materials electronically instead of receiving these documents in print. You must have an e-mail account and access to the Internet and expect to have such access in the future to be eligible for electronic access to these materials. To enroll for these services, please go to https://enroll1.icsdelivery.com/rok_/Default.aspx or visit our website at www.rockwellautomation.com, click on the heading: “About Us,” then the heading: “Investor Relations,” then the heading “Shareowner Information,” “Transfer Agent & Dividends.” If you own your shares through a broker or other nominee, you may contact them directly to request electronic access.

Your consent to electronic access will be effective until you revoke it. You may cancel your consent at no cost to you at any time by going to https://enroll1.icsdelivery.com/rok_/Default.aspx and following the instructions or by contacting your broker or other nominee.

ROCKWELL AUTOMATION

We are a leading global provider of industrial automation power, control and information solutions that help manufacturers achieve a competitive advantage for their businesses. We were incorporated in 1996 in connection with a tax-free reorganization completed on December 6, 1996, pursuant to which we divested our former aerospace and defense business to The Boeing Company. In the reorganization, the former Rockwell International Corporation (RIC) contributed all of its businesses, other than the aerospace and defense business, to us and distributed all of our capital stock to RIC’s shareowners. Boeing then acquired RIC. RIC was incorporated in 1928. Our principal executive office is located at 1201 South Second Street, Milwaukee, Wisconsin 53204, USA. Our telephone number is +1-414-382-2000 and our website is located at www.rockwellautomation.com. Our common stock trades on the New York Stock Exchange (NYSE) under the symbol ROK.

STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

The following table lists persons who we believe beneficially own more than 5% of our common stock as of December 8, 2008. The information below is from their filings with the SEC.

				Percent of
Title of Class	Name and Address of Beneficial Owner	Shares		Class(1)

Common Stock	Massachusetts Financial Services Company 500 Boylston Street Boston, MA 02116	8,079,465	(2)	5.4%
Common Stock	Neuberger Berman Inc. 605 Third Avenue New York, NY 10158	8,342,987	(3)	5.6%

(1)	The percent of class owned has been computed per Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 (Exchange Act).

(2)	On February 12, 2008, Massachusetts Financial Services Company filed with the SEC a Schedule 13G in which it reported that it beneficially owned 8,079,465 shares of our common stock. The Schedule 13G states that Massachusetts Financial Services Company filed as an investment adviser and that some of the shares are beneficially owned by certain non-reporting entities.

(3)	On February 12, 2008, Neuberger Berman LLC filed with the SEC a Schedule 13G in which it reported that it beneficially owned 8,342,987 shares of our common stock. The Schedule 13G states that Neuberger Berman LLC and its affiliates (Neuberger) are deemed to beneficially own the shares as investment adviser to many unrelated clients and as sub-adviser or investment manager of various mutual funds. Neuberger reported that it has shared power to dispose of the shares and shared, or in some cases sole, power to vote the shares.

CORPORATE GOVERNANCE

Guidelines on Corporate Governance.  The Board of Directors has adopted Guidelines on Corporate Governance, which are available at www.rockwellautomation.com under the “Investor Relations” page under the link “About Us,” then the heading “Corporate Governance.” They are also available in print to any shareowner upon request. The Guidelines contain general principles regarding the responsibilities and function of our Board and Board Committees.

Related Person Transactions.  The Board of Directors adopted a written policy regarding how it will review and approve of related person transactions (as defined below), which is available at www.rockwellautomation.com under the “Investor Relations” page under the link “About Us,” then the heading “Corporate Governance.” The Board Composition and Governance Committee is responsible for administering this policy.

The policy defines a related person transaction as any transaction in which we are or will be a participant, in which the amount involved exceeds $120,000, and in which any director, director nominee, executive officer or more than 5% shareowner or any of their immediate family members has or will have a direct or indirect material interest. The policy sets forth certain transactions, arrangements and relationships not reportable under SEC rules that do not constitute related person transactions.

Under this policy, each director, director nominee and executive officer must report each proposed or existing transaction between us and that individual or any of that individual’s immediate family members to our general counsel. Our general counsel will assess and determine whether any transaction reported to him or of which he learns constitutes a related person transaction. If our general counsel determines that a transaction constitutes a related person transaction, he will refer it to the Board Composition and Governance Committee. The Committee will approve or ratify a related person transaction only if it determines that the transaction is in, or is not inconsistent with, the best interests of the Corporation and its shareowners. In determining whether to approve or ratify a related person transaction, the Committee will consider factors it deems appropriate, including:

•	the fairness to the Corporation;

•	whether the terms of the transaction would be on the same basis if a related person was not involved;

•	the business reasons for the Corporation to participate in the transaction;

•	whether the transaction may involve a conflict of interest;

•	the nature and extent of the related person’s and our interest in the transaction; and

•	the amount involved in the transaction.

There are no related person transactions to report in this proxy statement.

Potential Director Candidates.  The Board Composition and Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the full Board.

The Committee will consider candidates for director recommended by shareowners. Shareowners can recommend director candidates by writing to the Secretary at 1201 South Second Street, Milwaukee, Wisconsin 53204, USA. The recommendation must include the candidate’s name, biographical data and qualifications and any other information required by the SEC to be included in a proxy statement with respect to a director nominee. Any shareowner recommendation must be accompanied by a written statement from the candidate indicating his or her willingness to serve if nominated and elected. The recommending shareowner also must provide evidence of being a shareowner of record of our common stock at that time.

The Committee, the Chairman and Chief Executive Officer or other members of the Board may identify a need to add new members to the Board or fill a vacancy on the Board. In that case, the Committee will initiate a search for qualified director candidates, seeking input from senior management and Board members, and to the extent it deems it appropriate, outside search firms. The Committee will evaluate qualified candidates and then make its recommendation to the Board.

In making its recommendations to the Board with respect to director candidates, the Committee considers various criteria set forth in our Board Membership Criteria (see Exhibit A to the Committee’s Charter), including experience, professional background, specialized expertise and concern for the best interests of shareowners as a whole. In addition, directors must be of the highest character and integrity, be free of conflicts of interest with the Corporation, and have sufficient time available to devote to the affairs of the Corporation. The Committee from time to time reviews with the Board our Board Membership Criteria.

The Committee will evaluate properly submitted shareowner recommendations under substantially the same criteria and in substantially the same manner as other potential candidates.

In addition to recommending director candidates to the Committee, shareowners may also nominate candidates for election to the Board at annual shareowner meetings by following the procedures set forth in our By-Laws. See “Shareowner Proposals for 2010 Annual Meeting” set forth later in this proxy statement.

Communications to the Board and Ombudsman.  Shareowners and other interested parties may send communications to the Board, an individual director, the non-management directors as a group, or a Board Committee at the following address:

Rockwell Automation, Inc.
c/o Corporate Secretary
1201 South Second Street
Milwaukee, Wisconsin 53204, USA
Attn: Board of Directors

The Secretary will receive and process all communications before forwarding them to the addressee. The Secretary will forward all communications unless the Secretary determines that a communication is a business solicitation or advertisement, or requests general information about us.

In accordance with procedures approved by the Audit Committee, concerns about accounting, internal controls or auditing matters should be reported to the Ombudsman as outlined in our Standards of Business Conduct and Code of Conduct, which are available on our website at www.rockwellautomation.com; please click on the heading: “About Us,” then the heading: “Who We Are,” then the heading: “Ethics.” These standards are also available in print to any shareowner upon request. The Ombudsman is required to report promptly to the Audit Committee all reports of questionable accounting or auditing matters that the Ombudsman receives. You may contact the Ombudsman by addressing a letter to:

Ombudsman
Rockwell Automation, Inc.
1201 South Second Street
Milwaukee, Wisconsin 53204, USA

You may also contact the Ombudsman by telephone at +1-800-552-3589 (US only) or +1-414-382-8484, e-mail at ombudsman@rockwell.com or fax at +1-414-382-8485.

Executive Sessions.  The non-management directors meet in executive session without any corporate officer or member of management in conjunction with regular meetings of the Board. The Board has adopted an annual schedule designating the presumptive chair for executive sessions from among the chairs of the Board Committees.

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation provides that the Board of Directors will consist of three classes of directors serving staggered three-year terms that are as nearly equal in number as possible. One class of directors is elected each year with terms extending to the third succeeding Annual Meeting after election.

The terms of three directors expire at the 2009 Annual Meeting. The Board has nominated these directors, upon the recommendation of the Board Composition and Governance Committee, for election as directors with terms expiring at the 2012 Annual Meeting. In addition, the Board, upon the recommendation of the Board Composition and Governance Committee, has designated Donald R. Parfet as an additional nominee for election as a director with a term extending to the 2011 Annual Meeting. Mr. Parfet is a current member of the Board, having been first elected by the Board in May 2008.

Proxies properly submitted will be voted at the meeting, unless authority to do so is withheld, for the election of the four nominees specified in Nominees for Election as Directors below. If for any reason any of these nominees is not a candidate when the election occurs (which is not expected), proxies and shares properly authorized to be voted will be voted at the meeting for the election of a substitute nominee. Alternatively, the Board of Directors may reduce the number of directors.

INFORMATION ABOUT DIRECTOR NOMINEES AND CONTINUING DIRECTORS

For each director nominee and continuing director, we have stated the person’s name, age (as of December 12, 2008) and principal occupation; the position, if any, with the Corporation; the period of service as a director of the Corporation (or a predecessor corporation); and other directorships held.

NOMINEES FOR ELECTION AS DIRECTORS WITH TERMS EXPIRING IN 2012

Betty C. Alewine          Director Since 2000          Age 60
Retired President and Chief Executive Officer, COMSAT Corporation (now part of Lockheed Martin Corporation) (global satellite services and digital networking services and technology). Ms. Alewine joined COMSAT in 1986 as Vice President of Sales and Marketing, and then served as the Vice President and General Manager and in 1994 as President of COMSAT International, the company’s largest operating unit. Ms. Alewine was named Chief Executive Officer of COMSAT in July 1996 and served in that position until the merger of COMSAT and Lockheed Martin Corporation in August 2000. Ms. Alewine is a director of New York Life Insurance Company and The Brink’s Company. She also serves as a director or member of a number of civic and charitable organizations.

Verne G. Istock           Director Since 2003          Age 68
Retired Chairman and President, Bank One Corporation (now part of JPMorgan Chase & Co.) (financial holding company). Mr. Istock served as Chairman of the Board of Bank One Corporation from October 1998, following completion of the merger of First Chicago NBD Corporation and Banc One Corporation, until October 1999, and as President of Bank One Corporation from October 1999 until September 2000. He served as Acting Chief Executive Officer of Bank One Corporation from December 1999 until March 2000. He served as Chairman of First Chicago NBD from 1996 to 1998 and as President and Chief Executive Officer of First Chicago NBD from 1995 to 1998. Mr. Istock is lead director of Kelly Services, Inc. and presiding director of Masco Corporation. He also serves as a director or member of a number of civic and community organizations.

David B. Speer           Director Since 2003           Age 57
Chairman and Chief Executive Officer, Illinois Tool Works Inc. (engineered components and industrial systems and consumables). Mr. Speer joined Illinois Tool Works in 1978. In October 1995, he was elected Executive Vice President of worldwide construction products businesses and in 2003 assumed similar responsibilities for the company’s Wilsonart businesses. He was elected President of Illinois Tool Works in August 2004, Chief Executive Officer in August 2005 and Chairman in May 2006. Mr. Speer is a director of Deere & Company. He is also a member of the Chicago Economic Club and a director or member of a number of other business and community organizations.

NOMINEE FOR ELECTION AS DIRECTOR WITH TERM EXPIRING IN 2011

Donald R. Parfet           Director Since 2008           Age 56
Managing Director, Apjohn Group, LLC (business development); General Partner, Apjohn Ventures Fund (venture capital fund). Mr. Parfet has served as Managing Director of Apjohn Group since 2001. Before that, he served as Senior Vice President of Pharmacia Corporation (pharmaceuticals). Mr. Parfet is a director of Kelly Services, Inc. and serves as a director or trustee of a number of business, civic and charitable organizations.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2010

Barry C. Johnson, Ph.D.           Director Since 2005           Age 65
Retired Dean, College of Engineering, Villanova University. Dr. Johnson served as Dean, College of Engineering, Villanova University from August 2002 until March 2006. He served as Chief Technology Officer of Honeywell International Inc. (diversified technology and manufacturing company) from July 2000 to April 2002. Before that, he served as Corporate Vice President of Motorola, Inc. (global communications company) and Chief Technology Officer for that company’s Semiconductor Product Sector. Dr. Johnson also serves as a director of Cytec Industries Inc. and IDEXX Laboratories, Inc.

William T. McCormick, Jr.           Director Since 1989           Age 64
Retired Chairman of the Board and Chief Executive Officer, CMS Energy Corporation (diversified energy). Mr. McCormick served as Chairman of the Board and Chief Executive Officer of CMS Energy Corporation from November 1985 until May 2002. Before joining CMS, he had been Chairman and Chief Executive Officer of American Natural Resources Company (natural gas company) and Executive Vice President and a director of its parent corporation, The Coastal Corporation (energy holding company).

Keith D. Nosbusch           Director Since 2004                  Age 57
Chairman of the Board, President and Chief Executive Officer. Mr. Nosbusch has been our Chairman of the Board since February 2005 and our President and Chief Executive Officer since February 2004. He served as Senior Vice President and President, Rockwell Automation Control Systems from November 1998 until February 2004. Mr. Nosbusch is a director of The Manitowoc Company, Inc. and serves as a director or member of a number of business, civic and community organizations.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2011

Bruce M. Rockwell Director Since 1969 Age 69
Retired Executive Vice President, Fahnestock & Co. Inc. (now part of Oppenheimer & Co., Inc.) (investment banking), member New York Stock Exchange. Mr. Rockwell joined First of Michigan Corporation (investment banking) in 1961, was elected Senior Vice President in 1983, and was named Vice Chairman, First of Michigan Division of Fahnestock & Co. Inc. in March 1998 following the acquisition of First of Michigan by Fahnestock & Co. He is past chairman of the Municipal Advisory Council of Michigan and past President of the Bond Club of Detroit.

Joseph F. Toot, Jr. Director Since 1977 Age 73
Retired President and Chief Executive Officer, The Timken Company (tapered roller bearings and specialty steel). Mr. Toot joined The Timken Company in 1962 and served in various senior executive positions until his election as President in 1979 and Chief Executive Officer in 1992. He retired as President and Chief Executive Officer of Timken in December 1997 and then served as Chairman of the Executive Committee from January 1998 until April 2000. Mr. Toot has served as a director of Timken since 1968. He is also a member of the Supervisory Board of PSA Peugeot Citroën.

The Board of Directors recommends that you vote “FOR” the election as directors of the four nominees described above, which is presented as item (a).

BOARD OF DIRECTORS AND COMMITTEES

Our business is managed under the direction of the Board of Directors. The Board has established the Audit Committee, the Board Composition and Governance Committee, the Compensation and Management Development Committee and the Technology and Corporate Responsibility Committee, whose principal functions are briefly described below. The duties and responsibilities of each committee are set forth in committee charters that are available on our website at www.rockwellautomation.com; click on the heading: “About Us,” then the heading: “Investor Relations,” then the heading: “Corporate Governance.” The committee charters are also available in print to any shareowner upon request. In fiscal 2008, the Board held seven meetings and acted on two occasions by written consent in lieu of a meeting. Average attendance by incumbent directors at Board and committee meetings was 95%, and all of the directors attended more than 75% of the meetings of the Board and the committees on which they served. Directors are expected to attend the Annual Meeting of Shareowners. All directors attended the 2008 Annual Meeting.

Director Independence.  Our Guidelines on Corporate Governance require that a substantial majority of the members of the Board be independent directors. For a director to be independent, the Board must affirmatively determine that the director has no direct or indirect material relationship with the Corporation. The Board has established guidelines, which are contained in our Guidelines on Corporate Governance, to assist it in determining director independence in conformity with the New York Stock Exchange listing requirements. The full text of these guidelines is attached as Appendix A to this proxy statement.

After considering these guidelines and the independence criteria of the NYSE, the Board has determined that none of the current directors, other than Mr. Nosbusch (who is a current employee of the Corporation), has a material relationship with the Corporation and each of our current directors (other than Mr. Nosbusch) meets the independence requirements of the NYSE. There were no transactions, relationships or arrangements that required review by the Board for purposes of determining director independence.

Committees of the Board

Compensation &
		Board Composition &	Management	Technology & Corporate
		Governance	Development	Responsibility
	Audit Committee	Committee	Committee	Committee
Members	Verne G. Istock * Barry C. Johnson Donald R. Parfet David B. Speer	William T. McCormick, Jr.* Verne G. Istock David B. Speer Joseph F. Toot, Jr.	Joseph F. Toot, Jr.* Betty C. Alewine William T. McCormick, Jr. Bruce M. Rockwell	Bruce M. Rockwell* Betty C. Alewine Barry C. Johnson Donald R. Parfet

Number of meetings in fiscal 2008	7	4, plus 1 action taken by written consent	5, plus 1 action taken by written consent	3

*	Chair

Audit Committee.  The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting processes, our internal control and disclosure control systems, the integrity and audits of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. The main duties of the Committee are to appoint our independent registered public accounting firm, subject to shareowner approval; approve all audit and audit-related fees and services and permitted non-audit fees and services of our independent registered public accounting firm; review with our independent registered public accounting firm and management our annual audited and quarterly financial statements; discuss periodically with management our quarterly earnings releases; and review with our independent registered public accounting firm and management the quality and adequacy of our internal controls. All members of the Audit Committee meet the independence and financial literacy standards and requirements of the NYSE and the SEC. The Board has determined that Messrs. Istock, Parfet and Speer qualify as “audit committee financial experts” as defined by the SEC.

Board Composition and Governance Committee.  The principal functions of the Board Composition and Governance Committee are to consider and recommend to the Board qualified candidates for election as directors of the Corporation, to consider matters of corporate governance, and administer the Corporation’s related person transactions policy. The Committee annually assesses and reports to the Board on the performance of the Board of Directors as a whole and of the individual directors. The Committee also recommends to the Board the members of the committees of the Board and the terms of our Guidelines on Corporate Governance. All members of the Committee are independent directors as defined by the NYSE.

Compensation and Management Development Committee.  The principal functions of the Compensation and Management Development Committee are to evaluate the performance of our senior executives, review management succession and development plans for the CEO and other senior executives, review the design and competitiveness of our compensation plans, review and approve salaries, incentive compensation, equity awards and other compensation of officers and review the salary plan for other executives who are direct reports to the CEO, review and approve corporate goals and objectives and administer our incentive, deferred compensation and long-term incentives plans. All members of the Committee are independent directors as defined by the NYSE and are not eligible to participate in any of our plans or programs administered by the Committee, except our 2003 and 1995 Directors Stock Plans and Directors Deferred Compensation Plan.

•	Role of Executive Officers. The Chief Executive Officer and certain other executives assist the Committee with its review of compensation of our officers. See “Executive Compensation — Compensation Discussion and Analysis — Compensation Review Process” below.

•	Role of Compensation Consultants. The Committee directly retained Towers Perrin as its outside compensation consultant. During fiscal 2008, Towers Perrin assisted the Committee with a comprehensive analysis of market data and its implications for pay at the Corporation, as well as various other compensation issues. See “Executive Compensation — Compensation Discussion and Analysis — Compensation Review Process” below.

Technology and Corporate Responsibility Committee.  The Technology and Corporate Responsibility Committee reviews and assesses our technological activities as well as our policies and practices in the following areas: employee relations, with emphasis on diversity and inclusiveness; the protection and enhancement of the environment and energy resources; product integrity and safety; employee health and safety; and community and civic relations, including programs for and contributions to educational, cultural and other social institutions. All members of the Committee are independent directors as defined by the NYSE.

DIRECTOR COMPENSATION

Our director compensation program is designed to attract and retain qualified directors, fairly compensate directors for the time they must spend in fulfilling their duties and align their compensation directly with the interests of shareowners. We use a combination of cash and equity based awards. Directors who are our employees do not receive any compensation for their director service. Our director compensation program is comprised of an annual retainer, equity awards and committee fees. The following table sets forth the components of each element of director compensation for fiscal 2008.

	Annual Retainer		Equity Awards
Restricted Shares/
Restricted Stock
	Cash	Units	Common Stock	Options(1)
Amount	$60,000	$27,000	500	1,500

Timing of Payment/Award	Paid in equal installments on 1st business day of each quarter	Granted on the 1st business day of the fiscal year (or pro-rata amount upon initial election to the Board)	Granted on the date of the Annual Shareowners Meeting (or pro-rata amount upon initial election to the Board)	Granted on the date of the Annual Shareowners Meeting (or pro-rata amount upon initial election to the Board)

Vesting Requirements	Not Applicable	Vest upon retirement from Board, change of control, or resignation by reason of antitrust laws, compliance with our conflict of interest policies, death, disability or circumstance the Board determines not to be adverse to our best interests	Not Applicable	Vest in 1/3rd increments at 12, 24 and 36 months after the grant date. Stock options have a 10 year life.

Deferral Election Available	Yes	Not Applicable	Yes	No

Dividend/Dividend Equivalent Eligible	Not Applicable	Yes	Yes	Not Applicable

(1)	Before October 1, 2008, directors were also awarded options for 7,000 shares of our common stock upon initial election to the Board.

Annual Retainer.  During fiscal 2008, the amount of this retainer was $87,000, of which $60,000 was paid in cash and $27,000 was paid in restricted stock (or for directors first elected after November 7, 2007, restricted stock units) under the 2003 Directors Stock Plan. The $27,000 equated to 381 restricted shares granted on October 1, 2007. Mr. Parfet, who was not a director at the time, received 154 restricted stock units upon his initial election to the Board with a value of $9,000, which is the pro-rata amount based on his election date of May 30, 2008. Grants of restricted stock units had substantially identical terms and conditions as the grants of restricted stock.

Equity Awards.  Immediately after our 2008 Annual Meeting of Shareowners, directors then serving received an annual grant of 500 shares of common stock under the 2003 Directors Stock Plan. Mr. Parfet received 375 shares of common stock under the 2003 Directors Stock Plan upon his initial election to the Board, which is the pro-rata amount based on his election date of May 30, 2008. Immediately after our 2008 Annual Meeting, each non-employee director also received an annual grant of options to purchase 1,500 shares of common stock under the 2003 Directors Stock Plan. Mr. Parfet received options to purchase 1,125 shares of common stock under the 2003 Directors Stock Plan upon his initial election to the Board, which is the pro-rata amount based on his election date of May 30, 2008. During fiscal 2008, additional options to purchase

7,000 shares of our common stock were awarded under the 2003 Directors Stock Plan to Mr. Parfet upon his initial election to the Board. All options vest 1/3 per year beginning on the first anniversary of the grant date.

Committee Fees.  Directors receive additional annual compensation for serving on committees of the Board. The fees are paid in cash in four installments on the first business day of each fiscal quarter. The fees for the Chair and for serving on certain committees are higher than others due to the greater work-load and responsibilities.

During the fiscal year ended September 30, 2008, annual committee fees were as follows:

		Compensation &	Board	Technology &
		Management	Composition &	Corporate
	Audit	Development	Governance	Responsibility
	Committee	Committee	Committee	Committee
Chair	$25,000	$16,000	$12,000	$10,000
Member	$12,500	$8,000	$6,000	$5,000

Deferral Election.  Under the terms of our Directors Deferred Compensation Plan, directors may elect to defer all or part of the cash payment of Board retainer or committee fees until such time as the director specifies, with interest on deferred amounts accruing quarterly at 120% of the federal long-term rate set each month by the Secretary of the Treasury. In addition, under the 2003 Directors Stock Plan, each director has the opportunity each year to defer all or any portion of the annual grant of common stock and cash retainer or committee fees by electing to instead receive restricted shares (or, after November 7, 2007, restricted stock units) valued, in the case of cash deferrals, at the closing price of our common stock on the NYSE on the date each payment would otherwise be made in cash.

Other Benefits.  Until November 2007, we provided each director with life insurance in the amount of $100,000. This benefit was discontinued in November 2007 and each director received a cash payment of $25,000 to compensate for its elimination. We reimburse directors for transportation, lodging and other expenses actually incurred in attending Board and committee meetings. We also reimburse directors for similar travel, lodging and other expenses for their spouses to accompany them to a limited number of Board meetings held as retreats to which we invite spouses for business purposes. The directors’ spouses are generally expected to attend Board meetings held as retreats. From time to time and when available, directors and their spouses are permitted to use our corporate aircraft for travel to Board meetings.

Directors are eligible to participate in a matching gift program under which we will match donations made to eligible educational, arts or cultural institutions. Gifts will be matched up to an annual maximum of $10,000. This same program is available to all of our U.S. salaried employees.

Stock Ownership Requirement.  Non-management directors are subject to stock ownership guidelines. To further the direct correlation of directors’ and shareowners’ economic interests, our Guidelines on Corporate Governance provide that non-management directors are required to own, within five years after joining the Board, shares of our common stock (including restricted shares and restricted stock units) equal in value to three times the portion of the annual retainer that is payable in cash. All directors, except Mr. Parfet, who has been a director since May 2008, meet the guidelines as of September 30, 2008.

Changes to Directors Compensation for Fiscal 2009.  Effective October 1, 2008, we changed our director compensation. Among other things, we eliminated annual stock option awards because our review of practices and trends in director compensation of Fortune 200 companies and companies with revenues of $4 to $8 billion that had filed proxy statements as of April 30, 2008 showed a move away from stock options. Directors will now receive annual compensation that consists of cash and shares of common stock. Directors may continue to elect to defer all or any portion of their cash or stock awards as described above. The total annual retainer, excluding committee fees, was changed to $132,000, of which $70,000 will be paid in cash and $62,000 in shares of common stock under the 2003 Directors Stock Plan. The amount of the stock portion was determined by adding the value of the former $27,000 restricted share/restricted stock unit grant to the average value of the former option grants over the past four years. In adjusting the annual retainer, we also considered director compensation data for companies with revenues of $4 to $8 billion that had filed proxy statements as of April 30, 2008. Directors will continue to receive a grant of 500 common shares on the date of the Annual Meeting (or a pro-rata amount upon initial election to the Board). No changes were made to committee fees.

DIRECTOR COMPENSATION TABLE

The following table shows the total compensation for each of our directors during fiscal 2008.

					Change in
					Pension Value
					and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash(1)	Awards(2)(4)	Awards(3)(4)	Compensation	Earnings(5)	Compensation(6)	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Betty C. Alewine	73,000	54,663	26,784	0	0	40,569	195,016
Verne G. Istock	91,000	54,663	26,784	0	0	29,616	202,063
Barry C. Johnson	77,500	54,663	55,215	0	0	26,699	214,077
William T. McCormick, Jr.	80,000	65,191	20,475	0	0	43,622	209,288
Donald R. Parfet(7)	25,833	30,842	13,599	0	0	45	70,319
Bruce M. Rockwell	78,000	55,785	20,475	0	0	39,134	193,394
David B. Speer	78,083	54,663	26,784	0	0	42,477	202,007
Joseph F. Toot, Jr.	82,000	54,663	20,475	0	0	47,869	205,007
Kenneth F. Yontz(8)	27,604	37,528	11,682	0	0	37,413	114,227

(1)	This column represents the amount of cash compensation earned in fiscal 2008 for Board and committee service. As described above, directors may elect to receive restricted stock units in lieu of their cash retainer fees.

(2)	This column represents the expense we recognized for restricted and non-restricted stock awards for financial statement reporting purposes for the fiscal year in accordance with Statement of Financial Accounting Standard 123(R) Share-Based Payment (“SFAS 123(R)”), except that pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts in this column include awards granted in fiscal 2008 and in previous years. Amounts we recognized under SFAS 123(R) have been determined using the assumptions set forth in note 11, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008. The amounts shown do not correspond to the actual value that may be realized by the directors. Each director, except Messrs. Yontz and Parfet, received 500 shares of common stock under the 2003 Directors Stock Plan on February 6, 2008 (the date of our annual meeting) with a grant date fair value of $54.77 per share (equal to the closing price of our stock on the grant date) for directors who elected to receive restricted stock units and $55.325 per share (calculated based on the average of the high and low prices of our stock on the grant date) for directors who elected to receive shares. On October 1, 2007 each director, except Mr. Parfet who was not a director at the time, received 381 restricted shares with a grant date fair value of $27,000 in payment of the restricted stock portion of the annual retainer. On May 30, 2008 (the date of his initial election to the Board), Mr. Parfet received pro-rated awards under the 2003 Directors Stock Plan consisting of 375 shares of common stock with a grant date fair value of $58.245 per share and 154 restricted stock units with a grant date fair value of $9,000 in payment of the equity portion of the annual retainer.

(3)	This column represents the expense we recognized for stock option awards for financial statement reporting purposes for the fiscal year in accordance with SFAS 123(R), except that pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts in this column include awards granted in fiscal 2008 and prior years. Amounts we recognized under SFAS 123(R) have been determined using the assumptions set forth in note 11, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008. The amounts shown do not correspond to the actual value that may be realized by the directors. Each director, except Messrs. Yontz and Parfet, received options for 1,500 shares under the 2003 Directors Stock Plan on February 6, 2008 with an aggregate grant date fair value of $20,475. Mr. Parfet received options for 8,125 shares under the 2003 Directors Stock Plan on May 30, 2008 (the date of his initial election to the Board) with an aggregate grant date fair value of $121,063.

(4)	The aggregate number of stock and option awards outstanding as of September 30, 2008 for the non-employee directors were as follows:

	Stock Awards *	Option Awards
Director	(#)	(#)
Betty C. Alewine	9,065	18,500

Verne G. Istock	3,842	15,500

Barry C. Johnson	1,394	12,250

William T. McCormick, Jr.	11,672	8,500

Donald R. Parfet	154	8,125

Bruce M. Rockwell	12,172	5,500

David B. Speer	6,421	15,500

Joseph F. Toot, Jr.	10,872	16,834

Kenneth F. Yontz	0	4,500

*	Includes restricted stock and restricted stock units paid as part of the annual retainer and issued in lieu of annual grants of shares.

(5)	Aggregate earnings in fiscal 2008 on the directors’ deferred cash compensation balances were $21,252 for Ms. Alewine and $8,544 for Mr. Yontz. We do not pay “above market” interest on non-qualified deferred compensation; therefore, this column does not include these amounts.

(6)	This column consists of the amount we paid for a $100,000 life insurance policy provided to all non-employee directors until November 2007, and the cash payment of $25,000 we made when we eliminated the benefit, cash dividends paid on restricted shares, cash dividend equivalents paid on restricted stock units and, for Ms. Alewine and Messrs. McCormick, Speer, Toot and Yontz, the Corporation’s matching donations of $5,000, $5,000, $10,000, $10,000 and $10,000, respectively, under our matching gift program. This column does not include the perquisites and personal benefits provided to each non-employee director because the aggregate amount provided to each director was less than $10,000. During fiscal 2008, on two occasions Board meetings were held as retreats at which we provided leisure activities for the directors and their spouses. The directors’ spouses generally are expected to attend Board retreats.

(7)	Mr. Parfet has been a director since May 2008.

(8)	Mr. Yontz, who was an independent director of the Corporation, retired as a director immediately before the 2008 Annual Meeting held on February 6, 2008.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in overseeing and monitoring the integrity of the Corporation’s financial reporting processes, its internal control and disclosure control systems, the integrity and audits of its financial statements, the Corporation’s compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm and the performance of its internal audit function and independent registered public accounting firm.

Our Committee’s roles and responsibilities are set forth in a written Charter adopted by the Board, which is available on the Corporation’s website at www.rockwellautomation.com under the heading “About Us,” then the heading “Investor Relations.” We review and reassess the Charter annually, and more frequently as necessary to address any changes in NYSE corporate governance and SEC rules regarding audit committees, and recommend any changes to the Board for approval.

Management is responsible for the Corporation’s financial statements and reporting processes, including the system of internal control. Deloitte & Touche LLP (D&T), the Corporation’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, and on the Corporation’s internal control over financial reporting.

Our Committee is responsible for overseeing the Corporation’s overall financial reporting processes. In fulfilling our responsibilities for the financial statements for fiscal 2008, we:

•	Reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2008 with management and D&T;

•	Reviewed management’s assessment of the Corporation’s internal control over financial reporting and D&T’s report pursuant to Section 404 of the Sarbanes-Oxley Act;

•	Discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit; and

•	Received written disclosures and the letter from D&T regarding its independence as required by Independence Standards Board Standard No. 1. We also discussed with D&T its independence.

We reviewed and approved all audit and audit-related fees and services. For information on fees paid to D&T for each of the last two years, see “Proposal to Approve the Selection of Independent Registered Public Accounting Firm” on page 41.

We considered the non-audit services provided by D&T in fiscal 2008 and determined that engaging D&T to provide those services is compatible with and does not impair D&T’s independence.

In fulfilling our responsibilities, we met with the Corporation’s General Auditor and D&T, with and without management present, to discuss the results of their examinations, the evaluations of the Corporation’s internal control over financial reporting and the overall quality of the Corporation’s financial reporting. We considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit processes that we determined appropriate. We also met separately with the Corporation’s Chief Executive Officer, Chief Financial Officer, Controller, General Counsel and Ombudsman.

Based on our review of the audited financial statements and discussions with, and the reports of, management and D&T, we recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 for filing with the SEC.

The Audit Committee has selected D&T as the independent registered public accounting firm of the Corporation for the fiscal year ending September 30, 2009, subject to the approval of shareowners.

Audit Committee
Verne G. Istock, Chair
Barry C. Johnson
Donald R. Parfet
David B. Speer

OWNERSHIP OF EQUITY SECURITIES BY DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the beneficial ownership, reported to us as of October 31, 2008, of our common stock, including shares as to which a right to acquire ownership within 60 days exists, of each director, each executive officer listed in the table on page 29 (named executive officers) and of these persons and other executive officers as a group.

	Beneficial Ownership on October 31, 2008
	Shares of			Total	Percent of
Name	Common Stock(1)		Options(2)	Shares(1)	Class(3)

Betty C. Alewine	13,730	(4)	15,500	29,230	—

Verne G. Istock	14,432	(4)	12,500	26,932	—

Barry C. Johnson	4,834	(4)	9,250	14,084	—

William T. McCormick, Jr.	22,262	(4)	5,500	27,762	—

Keith D. Nosbusch	137,036	(5,6)	1,504,252	1,641,288	1.1

Donald R. Parfet	2,065	(4)	0	2,065

Bruce M. Rockwell	43,762	(4)	2,500	46,262	—

David B. Speer	11,511	(4)	12,500	24,011	—

Joseph F. Toot, Jr.	26,262	(4)	13,834	40,096	—

Theodore D. Crandall	40,568	(5,6)	254,955	295,523	—

Steven A. Eisenbrown	29,656	(5,6)	217,766	247,421	—

Douglas M. Hagerman	20,018	(5,6)	137,669	157,687	—

John P. McDermott	35,889	(5,6)	181,801	217,690	—

All of the above and other executive officers as a group (24 persons)	553,811	(4,5,6)	2,907,679	3,461,490	2.4%

(1)	Each person has sole voting and investment power with respect to the shares listed (either individually or with spouse).

(2)	Represents shares that may be acquired upon the exercise of outstanding stock options within 60 days.

(3)	The shares owned by each person, and by the group, and the shares included in the number of shares outstanding have been adjusted, and the percentage of shares owned (where such percentage exceeds 1%) has been computed, in accordance with Rule 13d-3(d)(1) under the Exchange Act.

(4)	Includes 9,065; 3,842; 1,394; 11,672; 11,672; 6,421; and 10,872 shares granted as restricted stock under our 1995 and 2003 Directors Stock Plans or otherwise as compensation for services as directors for Ms. Alewine and Messrs. Istock, Johnson, McCormick, Rockwell, Speer and Toot, respectively. Does not include 154 and 500 restricted stock units granted under the 2003 Directors Stock Plan as compensation for services as directors for Messrs. Parfet and Rockwell, respectively.

(5)	Includes shares held under our savings plan. Does not include 1,521; 1,150; 2,086; 1,973; 283; and 8,733 share equivalents for Messrs. Nosbusch, Crandall, Eisenbrown, Hagerman, McDermott, and the group, respectively, held under our supplemental savings plan.

(6)	Includes 28,900; 7,700; 8,300; 6,700; and 6,500 shares granted as restricted stock under our 2000 Long-Term Incentives Plan for Messrs. Nosbusch, Crandall, Eisenbrown, Hagerman and McDermott, respectively, which vest on November 7, 2008, December 6, 2009, and December 5, 2010, and 153,272 shares granted as restricted stock for the group.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Rockwell Automation has had a long-standing strong orientation in its executive compensation program toward pay for performance. This orientation has held constant throughout the business cycles that our organization has confronted over time. The environment in which decisions regarding fiscal 2008 incentive payments and fiscal 2009 incentive design were made was unprecedented in the modern business era, as our company and the global economy in general faced challenges as a result of the global recession and credit crisis. We believe the decisions described in this proxy statement reflect our orientation toward pay for performance, even in the face of such extreme uncertainty and demonstrate our ongoing commitment to our shareowners, employees and other stakeholders.

Fiscal 2008 Performance

Early in the year, the Board of Directors approved a business plan that reflected very aggressive goals for sales, earnings per share (EPS), free cash flow, return on invested capital (ROIC), and segment operating earnings. These goals served as targets for our incentive compensation plans (ICP), and the Compensation and Management Development Committee (the Compensation Committee) determined that meeting these goals would require strong execution of our growth and productivity initiatives.

Despite the fact that the global economy deteriorated significantly in the second half of the year, fiscal 2008 was another good year of operating and financial performance for Rockwell Automation. EPS grew by 11%, while sales grew by 14% (9% excluding the effects of currency). In addition, ROIC for the year was 24%. We also expanded our presence in emerging markets with 16% growth (excluding the effects of currency) in Asia-Pacific and 14% growth (excluding the effects of currency) in Latin America, positioning us for future growth and success in some of the world’s fastest growing economies. Although we had strong financial performance, we did not achieve all of our ICP financial goals.

The Compensation Committee believes that management performed very well during fiscal 2008 and delivered strong overall results in light of the difficult market conditions even though the Corporation missed the ICP financial goals.

Fiscal 2008 Pay Implications

We have a strong pay for performance philosophy and, despite our strong financial performance, we missed our goals, and as a result, fiscal 2008 ICP awards for our executives were significantly lower compared to fiscal 2007. ICP awards for our named executive officers averaged 57% of target, or 40% below fiscal 2007. The decrease in share price in the second half of the year had a significant negative impact on the value of outstanding equity grants (stock options and restricted stock), and also resulted in no performance shares being earned for the three-year period ending September 30, 2008. The grant date fair market value of the fiscal 2008 long-term incentive grants was up an average of 1.5% over the grant date fair market value of the fiscal 2007 grants. The net result is that overall compensation for the named executive officers was lower than in fiscal 2007.

Our executives’ base salaries were set at the start of fiscal 2008, coming off a strong fiscal 2007 and were in line with market changes. We provided no relief to offset the decrease in fiscal 2008 ICP payouts or the impact of no performance shares being earned for the three-year performance period ending in fiscal 2008, even though these declines were largely due to the economic slowdown and liquidity crisis rather than management’s performance.

The Compensation Committee and the Board believe that the skill and motivation of our employees, and especially our executive leaders, are essential to the Corporation’s performance and creation of shareowner value. We believe our compensation program motivates performance that differentiates us from our competitors. We will continue to provide a compensation program that we believe is effective, serves shareowner interests and is worthy of shareowner support.

Compensation Philosophy

Our long-term growth and performance business strategy seeks sustained organic growth through expanding our served markets and enhancing our market access. We have developed a strong productivity culture that has allowed us to reinvest in organic growth. We believe that our employees’ knowledge of our customers, their applications, and our technology is a key factor that makes this strategy work. We also believe that it is important to align the compensation of our leadership with this strategy and therefore we choose the factors in our short and long-term incentives plans, among other things, to focus the management team’s efforts in the areas that measure and are critical to the success of this strategy.

The quality of our leadership has a direct impact on our performance, and with the oversight of the Compensation Committee, we offer compensation plans, programs and policies intended to attract and retain executive talent and “pay for performance,” including the creation of shareowner value. Our compensation programs include base salary, annual incentive compensation, long-term incentives, defined benefit and defined contribution pension plans and a limited perquisite package.

The following table highlights the principal purposes of the main elements of our compensation programs:

Pay for Performance
Current Year
		Financial &	Long-Term	Creation of
	Attraction &	Operational	Financial	Shareowner
	Retention	Performance	Performance	Value

Base Salary	X	X
Annual Incentive Compensation	X	X		X
Long-Term Incentives	X		X	X
Pension Plans	X

We believe that a significant portion of an executive’s compensation should be directly linked to our performance and the creation of shareowner value. In fiscal 2008, 70% to 82% of the total direct compensation of our named executive officers was based on pay for performance, and 60% to 74% of total direct compensation of our named executive officers was in the form of long-term incentives directly linked to the creation of shareowner value. Total direct compensation consists of base salary, annual ICP awards and long-term incentives (calculated at the grant date fair market value outlined in the Grants of Plan-Based Awards Table).

2008 Total Direct Compensation Mix

* Average mix for other named executive officers (NEOs).

Compensation Review Process

We evaluate and take into account market data in setting each element of our officers’ compensation. As we do not believe that a peer group of companies directly comparable to us exists, we instead use the results of executive compensation surveys of major companies (the Major Companies) provided by Towers Perrin and Hewitt Associates (collectively, the Survey Providers). The Towers Perrin database includes over 650 companies and the Hewitt Associates database includes over 450 companies. In setting compensation levels for each element of pay, we analyze data relating to the Major Companies using regression analyses developed by the Survey Providers based on our sales. The market data analysis is typically the starting point for, and a significant factor in, our compensation determinations, but is not the only factor as we also consider the scope of the individual officer’s responsibilities and more subjective factors, such as the Compensation Committee’s (and the CEO’s in the case of other officers) assessment of the officer’s individual performance and expected future contributions and leadership.

The Compensation Committee has also engaged Towers Perrin, an independent executive compensation consulting firm that is directly accountable to the Compensation Committee, to provide advice on compensation trends and market information to assist the Compensation Committee in fulfilling its duties. Towers Perrin does not provide any other services to us, except for our utilization of general compensation surveys conducted by Towers Perrin. The Compensation Committee has limited our expenditures for use of these surveys to no more than $20,000 per year.

We consider the total compensation (earned or potentially available) of each of the named executive officers and the other officers in establishing each element of compensation. As part of our compensation review process we conduct a total compensation or “Tally Sheet” review with the Compensation Committee for each of our officers in which we review all elements of compensation, including base salary, annual incentives, long-term incentive grants, perquisites, health benefits and retirement and termination benefits. This review includes a consideration of amounts to be paid and other benefits accruing to our officers upon their retirement or other termination of employment. We consider the potential outcomes of annual incentives and long-term incentive grants under a variety of scenarios from low to high performance. We also review the officers’ current balances in various compensation and benefit plans. Based upon the results of this analysis we concluded that our compensation programs are in line with our compensation philosophy and provide an appropriate range of outcomes.

We review the amounts of prior equity grants held by our officers, but do not take these values into account in determining future long-term incentive grants for the following reasons:

•	we want to encourage long-term holding of equity grants, rather than encourage early sales in order to receive future grants;

•	the value of prior equity grants varies from year to year;

•	we have share ownership guidelines for our officers that require officers to hold an amount of equity we believe sufficient to align the financial interests of our officers with those of our shareowners;

•	our officers are not allowed to sell equity, net of taxes, if they are not above our ownership guidelines; and

•	we want to continue to provide additional incentives for increasing shareowner value.

In making determinations and recommendations regarding each of our officers’ compensation, the Compensation Committee and the CEO also consider internal comparisons to the compensation we pay to our other executives.

Role of Management.  The Compensation Committee assesses the performance of the CEO and sets the CEO’s compensation in executive session without the CEO present. The CEO reviews the performance of our other officers, including the named executive officers, with the Compensation Committee and makes recommendations regarding each element of their compensation for the Compensation Committee’s review and approval. The Compensation Committee and the CEO are assisted in their review by Towers Perrin, the Senior Vice President, Human Resources and the Vice President, Compensation & Benefits. The other named executive officers do not play a role in their own compensation determination other than discussing their performance with the CEO.

Elements of Compensation

Base Salary

We set base salaries for our officers generally at the median of the Major Companies, using regression analyses developed by the Survey Providers based on our sales. However, the Compensation Committee may deviate from the median in setting base salaries based on the scope of the individual’s responsibilities and more subjective factors, such as the Compensation Committee’s (and the CEO’s in the case of other officers) assessment of the officer’s individual performance and expected future contributions and leadership. The Compensation Committee reviews base salaries for our officers every year.

Annual Incentive Compensation

Our annual incentive compensation plans (ICP) are designed to reward our executives for achieving Corporation and business segment results and for individual performance. Under our ICP, we establish for each executive at the start of each fiscal year an incentive compensation target equal to a percentage of the individual’s base salary. The target for annual incentive compensation is generally the median of the Major Companies, using regression analyses developed by the Survey Providers based on our sales. Actual incentive compensation payments under our ICP may be higher or lower than the incentive compensation target based on financial, operating and individual performance as described below.

In the early part of each fiscal year, the CEO reviews with the Compensation Committee, and the Compensation Committee establishes, financial and operating goals for the fiscal year for purposes of our ICP. These goals include:

•	measurable financial and operating goals with respect to our overall performance; and

•	for certain officers engaged in our business segments, measurable financial goals with respect to the performance of those business segments.

Each year, the Compensation Committee allocates a weighting of the target incentive compensation among the various goals that it establishes. For certain of these goals, in fiscal 2008 participants did not receive any credit under our ICP unless the results for those goals exceeded the prior year’s financial performance.

After the end of the fiscal year, the Compensation Committee and the CEO evaluate our performance and the performance of our business segments and consider the results against the pre-established goals. As a starting point, target amounts under our ICP are generally earned if we achieve our financial and operating goals set for the year, above-target amounts are earned for superior performance and below-target amounts are earned if we fail to achieve these goals. Awards to each officer under our ICP may be adjusted based on the Compensation Committee’s assessment (and except in the case of the CEO, based on the CEO’s recommendation) as to the individual’s achievement of individual goals and objectives and certain more subjective assessments of leadership acumen and the individual’s expected future contributions. Accordingly, while achieving our financial and operating goals is extremely important in determining our annual incentive compensation, the Compensation Committee maintains discretion to adjust annual incentive compensation upward or downward, notwithstanding achievement of these goals. For fiscal 2008, the Compensation Committee determined in the early part of the year that no payments were to be made under our ICP if the earnings per share performance was below the previous year’s results.

Under our Annual Incentive Compensation Plan for Senior Executive Officers (“Senior ICP”), which applies to the CEO and our four other most highly compensated officers, annual incentive compensation payments to those officers in total may not exceed 1% of our applicable net earnings (as defined in that plan) with the CEO’s maximum payment not to exceed 35% of the available funds, and each of the other four officers’ maximum payouts not to exceed 15% of the available funds.

The annual incentive compensation for Messrs. Nosbusch, Crandall, Hagerman and McDermott was based upon our overall performance and the annual incentive compensation for Mr. Eisenbrown was based upon a combination of our overall performance and the performance of his segment.

The following table shows our principal 2008 financial goals used for determining awards under our ICP for fiscal 2008 and our performance against those goals:

ICP FACTORS

					Return on Invested		Segment
	Sales(1)		EPS(2)		Capital(3)		Operating Earnings(4)		Free Cash Flow(5)
	Goal	Performance	Goal	Performance	Goal	Performance	Goal	Performance	Goal	Performance

Corporation	$5,547 million	$5,506 million	$4.35	$4.11	26.3%	24.1%			$610 million	$458 million

Architecture & Software	$2,449 million	$2,332 million					$653 million	$576 million

Control Products and Solutions	$3,098 million	$3,174 million					$432 million	$444 million

(1)	Sales for the Corporation are for continuing operations only and exclude the effect of changes in currency exchange rates ($187.5 million) and acquisitions ($4.3 million). Sales for Architecture & Software exclude the effect of changes in currency exchange rates ($83.7 million) and acquisitions ($4.3 million). Sales for Control Products & Solutions exclude the effect of changes in currency exchange rates ($103.8 million) and acquisitions ($0). We use sales excluding the effect of changes in currency exchange rates and acquisitions as one measure to monitor and evaluate our performance. We determine the effect of changes in currency exchange rates, for this internal performance measure, by translating the respective period’s sales using currency exchange rates that were incorporated into our 2008 annual operating plan. We determine the effect of acquisitions by excluding sales in the current year of businesses acquired during the year for which there are no sales in our 2008 annual operating plan. In establishing the goal, the effect of currency exchange rates and acquisitions was excluded.

(2)	Earnings per share are diluted earnings per share from continuing operations excluding special charges and acquisitions. The Corporation’s earnings per share performance amount of $4.11 is calculated as follows: (a) diluted earnings per share from continuing operations of $3.90 plus (b) special charges recorded during 2008 of $0.21 per diluted share. Acquisitions had no significant effect on diluted earnings per share.

(3)	For a complete definition and explanation of our calculation of return on invested capital, see Supplemental Financial Information on page 43. The 24.1% result, for this internal performance measure, excludes acquisitions not included in the 2008 annual operating plan.

(4)	Architecture & Software Segment Operating Earnings exclude the effect of changes in currency exchange rates ($11.6 million) and acquisitions ($2.5 million). Control Products & Solutions Segment Operating Earnings exclude the effect of changes in currency exchange rates ($3.6 million) and acquisitions ($0). Information regarding how we define segment operating earnings is set forth in note 18, Business Segment Information, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

(5)	We calculated the $458.3 million in free cash flow performance, an internal performance measure, as cash provided by continuing operating activities ($596.8 million), plus excess income tax benefit from stock option exercises ($4.6 million), plus tax payments related to the gain on divestiture of Power Systems ($7.9 million), minus capital expenditures ($151.0 million). In the first quarter of 2006, we adopted FAS 123(R), which requires that we report excess tax benefits related to share-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows. U.S. federal and state income taxes paid as a result of the gain on sale of the principal businesses of our former Power Systems operating segment have been classified within continuing operations consistent with the cash proceeds. These taxes paid in 2008 have been excluded from free cash flow to present free cash flow that is representative of the performance of our continuing businesses. Our definition of free cash flow for this internal performance measure also takes into consideration the capital investment required to maintain the operations of our businesses and execute our strategy.

The Compensation Committee viewed the 2008 goals as challenging goals in light of expected business conditions. Our sales goal for the Corporation’s continuing operations reflected an increase of 10.9% over fiscal

2007 actual performance. Our goals for EPS, Segment Operating Earnings, ROIC and Free Cash Flow required substantial increases compared to fiscal 2007 actual performance as outlined in the following table.

			Control
		Architecture &	Products &
Percent Increase of Fiscal 2008 ICP Goal Over Fiscal 2007 Actual Performance	Corporation	Software	Solutions

Sales	10.9%	10.3%	11.3%

EPS	17.6%

ROIC	2.2 pts

Free Cash Flow	12.8%

Segment Operating Earnings		11.1%	8.8%

The Compensation Committee determined that meeting these goals would require strong execution of our growth and productivity initiatives in light of business conditions. The Compensation Committee also considered the impact of our share repurchase program, which was included in our annual operating plan and taken into account in establishing our goal at the start of the year, and noted that actual share repurchases were similar to the amount included in that plan. The Compensation Committee determined that it was appropriate to exclude the special charges related to the restructuring actions that the Corporation voluntarily elected to implement at the end of fiscal 2008. We did this because EPS before special charges better reflects operating performance in fiscal 2008 and because the restructuring actions prepare us to manage the Corporation’s cost structure for fiscal 2009 and beyond in light of the uncertainty related to the economic slowdown and liquidity crisis. The Compensation Committee noted that fiscal 2008 was far more challenging than fiscal 2007 due to the deterioration of the North American and European economies and the liquidity crisis. The Compensation Committee believes that management performed very well during fiscal 2008 and delivered strong results in light of the deteriorating market conditions, even though we missed certain ICP financial goals. The Compensation Committee viewed the ICP payout for fiscal 2008 to be in line with performance compared to the ambitious goals that it set at the beginning of the year.

Long-Term Incentives

The principal purposes of our long-term incentives are to reward management for creating shareowner value and to align the financial interests of management with shareowners. Our long-term incentive awards are designed to reward the increase in both absolute and relative shareowner value. Our annual long-term incentive awards for executives include a combination of stock options, performance shares and restricted stock.

We grant annual long-term incentive awards with an aggregate anticipated value that is generally set between the 50th and 75th percentile of the Major Companies participating in the Towers Perrin executive compensation database, using a regression analysis developed by Towers Perrin based on our sales (the Hewitt Associates executive compensation database does not provide a regression analysis on long-term equity incentives). For fiscal 2008 we calculated the number of options and shares based on the anticipated value of these grants using the 90 day average of our stock price prior to the September 1 before the grant. We used this approach to avoid single day anomalies in our stock price when determining the anticipated value of the long-term incentive grants. The actual value of the grants to our executives may be higher or lower based upon the stock price on the day of the grant, and the ultimate amount realized by the executives from the grants.

We generally make long-term incentive grants near the beginning of each fiscal year at the same time the Compensation Committee performs our annual management performance evaluation and takes other compensation actions. Annual equity grants for officers occur on the same dates as our annual equity grants for our other professional and managerial employees, which in fiscal 2008 was the date of the Compensation Committee’s December meeting. As the grant date for our annual long-term incentive awards generally occurs at a Compensation Committee meeting held in the first quarter of our fiscal year, the grant date is effectively set approximately one year in advance when all Compensation Committee meetings for the next year are scheduled. We do not grant equity awards in anticipation of the release of material non-public information. Similarly, we do not time the release of information based on equity award grant dates.

The CEO recommends to the Compensation Committee the equity grants for other executives, and the Compensation Committee approves all equity grants for executives. We also at times award equity grants to new executives as they are hired or promoted during the year. These grants are approved by the Compensation Committee, and the grant date is the date the Compensation Committee approves the grant or, if later, the start date for a new executive.

In fiscal 2008, our equity grants to vice presidents and above had three components. We targeted stock options at approximately 5/8 of the anticipated value of the long-term incentive grant, performance shares at approximately 1/4 of the anticipated value of the grant and restricted stock at approximately 1/8 of the anticipated value of the grant. We determined this allocation of equity vehicles taking into account a review of approximately 233 Fortune 500 companies that had filed proxy statements as of March 31, 2008. This review was conducted by Towers Perrin. Compared to this review, we grant a greater percentage of our long-term incentives as stock options and performance shares than market practice because we believe that a greater proportion of long-term incentives should depend on an increase in shareowner value.

Options:  We believe that stock options are an appropriate vehicle to reward management for increases in shareowner value, as they provide no value if share price does not increase. Our stock option grants vest in 1/3 increments at one, two and three years from the grant date and have a 10 year life. The exercise price of all stock option grants is the fair market value of our stock at the close of trading on the date of the grant. Our long-term incentives plan does not allow us to reprice stock options. During fiscal 2008, stock options equal to approximately 1% of the average outstanding shares during the year were granted to executives and other employees. Total options outstanding at the end of fiscal 2008 were approximately 6% of outstanding shares. The Compensation Committee takes these figures into account when determining the annual stock option grant.

Performance Shares:  Performance shares are designed to reward management for our relative performance compared to the performance of companies in the S&P 500 Index over a three-year period. The payout in respect of performance shares granted in December 2006, December 2007, and December 2008 will be made in shares of our common stock or cash, and will range from zero to 200% of the target number of shares awarded based on our total shareowner return compared to the performance of companies in the S&P 500 Index over a three-year period. The payouts will be at zero, the target amount and the maximum amount if our total shareowner return is equal to or less than the 30th percentile, equal to the 60th percentile and equal to or greater than the 75th percentile of the total shareowner return of companies in the S&P 500 Index, respectively, over the applicable three-year period, with the payout interpolated for results between those percentiles. If performance shares are earned and total shareowner return is negative, the amount of shares earned will be reduced by 50%.

Restricted Stock:  We grant restricted shares primarily in order to retain high quality executives throughout a business cycle. Accordingly, restricted shares generally do not vest until three years after the grant date.

Perquisites

During fiscal 2008, our officers received a limited perquisite package that included personal liability insurance, tickets to cultural and sporting events, recreational activities at Board retreats, spouse travel and recreational activities at Board retreats and an annual physical. Upon retirement, officers may elect to continue the personal liability insurance coverage at their own expense. Effective October 1, 2007, we discontinued other perquisites consisting of an automobile allowance, social and country club membership and financial counseling services for all officers. The Compensation Committee took into account the discontinuation of these perquisites in determining our officers’ base salaries for 2008. The perquisite adjustments for the 2008 base salaries of Messrs. Crandall, Eisenbrown, Hagerman and McDermott were $27,900, $21,900, $26,500, and $27,600 respectively. The CEO did not receive any of these perquisites in fiscal 2007 and accordingly there was no adjustment to his base salary.

Other

With regard to other benefits, our officers receive the same benefits as other eligible U.S. salaried employees. They participate on the same basis as other eligible U.S. salaried employees in:

•	our health and welfare plans, pension plan and 401(k) savings plan;

•	our non-qualified pension and savings plans (these plans use the same formulas as our qualified plans and provide benefits that may not be paid under our qualified plans due to Internal Revenue Code limitations); and

•	our deferred compensation plan (this plan offers investment measurement options similar to those in our 401(k) savings plan and does not have any guaranteed rates of return).

Compensation Deductibility

Internal Revenue Code Section 162(m) provides that we may not deduct in any taxable year compensation in excess of $1 million paid in that year to our chief executive officer and our other three most highly compensated executive officers, other than the chief financial officer, unless the compensation is “performance based.” Grants of stock options, performance shares and awards under our Senior ICP are considered “performance based” compensation for this purpose. Base salaries, restricted stock awards and other annual incentive compensation awards do not qualify as “performance based” compensation for this purpose. With the exception of the restricted stock granted to Mr. Nosbusch, the portion of his base salary in excess of $1 million, his perquisites, dividends and tax gross-up amounts, we do not anticipate that any portion of our fiscal 2008 compensation to the named executive officers covered by Section 162(m) will exceed the deductibility limitations of Section 162(m).

Change of Control and Severance Agreements

We do not have employment contracts with any officers. However, in November 2007, we entered into change of control agreements with Messrs. Nosbusch, Crandall, Eisenbrown, Hagerman and McDermott and certain other officers. There are two main purposes of these agreements.

•	First, they provide protection for the executive officers who would negotiate any potential acquisitions of the Corporation, thus encouraging them to negotiate a good outcome for shareowners, without concern that their negotiating stance will put at risk their financial situation immediately after an acquisition.

•	Second, the agreements seek to ensure continuity of business operations during times of potential uncertainty, by removing the incentive to seek other employment in anticipation of a possible change of control.

In short, they seek to ensure that we may rely on key executives to continue to manage our business consistent with our best interests and the best interests of our shareowners despite concerns for personal risks. For a description of these change of control agreements, see “Potential Payments Upon Termination or Change of Control.”

In the case of terminations other than those to which our change of control agreements apply, we have no severance agreements in place. However, in the past we have at times entered into severance agreements with executives upon termination of their employment with the terms and conditions depending upon the individual circumstances of the termination, the transition role we expect from the executive and our best interests.

Executive Stock Ownership

We believe our focus on “pay for performance” is sharpened by aligning closely the financial interests of our officers with those of shareowners. Accordingly, we have set the following minimum ownership guidelines for our named executive officers. These guidelines must be met within 5 years after becoming an officer.

Common Stock
Market Value
(Multiple of
Base Salary)

Chief Executive Officer	5
Senior Vice Presidents	3

Shares owned directly (including restricted shares) or through our savings plans (including share equivalents under our non-qualified savings plans) and the after-tax value of vested unexercised stock options are considered in determining whether an officer meets the guidelines, except that no more than 50% of the guidelines can be met by the after-tax value of vested unexercised stock options. At September 30, 2008, the five named executive officers owned an aggregate of 269,762 shares (including share equivalents under our non-qualified savings plans) of our common stock, with an aggregate market value of $10.1 million. As of September 30, 2008, three of the named executive officers met the guidelines. The two officers who did not meet the guidelines became officers within the past five years and thus are within the transition period for meeting the guidelines. If an officer subject to the guidelines does not make appropriate progress to meet the guidelines, the officer’s future long-term incentive grants may be adversely affected.

Compensation of the Chairman of the Board and Chief Executive Officer

Mr. Nosbusch’s base salary was increased to $1,040,000 from $1,000,000 in December 2007. This change was made to position his salary near the median for CEOs as compared to the Major Companies, using regression analyses developed by the Survey Providers based on our sales. His total annual compensation continues to depend significantly on incentive compensation tied to the Compensation Committee’s assessment of his and our performance. The Compensation Committee considered the market value for CEOs, Mr. Nosbusch’s salary as a multiple of other named executive officers and Mr. Nosbusch’s performance, in determining his compensation.

Near the beginning of fiscal 2008, we granted to Mr. Nosbusch options for 130,500 shares, 9,000 restricted shares and 21,100 performance shares. Consistent with our executive compensation philosophy, the anticipated value of this grant was between the 50th and 75th percentile of long-term incentives grants to CEOs of the Major Companies using the regression analysis developed by Towers Perrin based on our sales. In determining these grants, the Compensation Committee considered:

•	information on Mr. Nosbusch’s total compensation compared to the total compensation of CEOs of the Major Companies in the Survey Providers compensation databases, using regression analyses developed by the Survey Providers based on our sales. For long-term incentives the results of the Towers Perrin database were used for conducting the comparison. The data showed that Mr. Nosbusch’s total compensation and long-term incentives compensation are consistent with our compensation philosophy and are largely based on performance;

•	internal comparisons with the other named executive officers. Mr. Nosbusch’s pay relative to the other named executive officers is in line with the survey data of CEOs to other named executive officers of the Major Companies in the Survey Providers database using the regression analyses developed by the Survey Providers based on our sales. Mr. Nosbusch’s pay is higher than the other named executive officers due to his greater level of responsibility and accountability;

•	historical information regarding Mr. Nosbusch’s long-term compensation opportunities. This information indicated that Mr. Nosbusch’s long-term compensation opportunities have yielded significant realized and unrealized value for Mr. Nosbusch, particularly with respect to equity awards. The value is a product of Mr. Nosbusch’s long service to the Corporation, the fact that he has held his equity awards rather than cashing them in, and most importantly, the value of his equity awards has varied along with the returns to our shareowners. We believe this is in line with the creation of shareowner value objective of our pay for performance philosophy; and

•	Mr. Nosbusch’s past and expected future contributions to our long-term performance. The Compensation Committee concluded that Mr. Nosbusch has contributed significantly to our growth and profitability and is expected to continue to contribute to our success for the benefit of shareowners, customers and other stakeholders.

The grant date fair market value of these awards in fiscal 2008 was $4,403,352, which is up slightly from the fiscal 2007 grant date fair market value of $4,338,391, or a 1.5% increase. The amounts in the Summary Compensation Table are based on SFAS 123(R), except that, pursuant to SEC rules, those amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts in the Summary Compensation Table include awards granted in previous years.

In determining Mr. Nosbusch’s annual incentive compensation for fiscal 2008, the Compensation Committee concluded that under his leadership in 2008 the Corporation performed well against ambitious goals and in light of the challenging economic environment. The Compensation Committee also considered:

•	the payout earned due solely to our performance compared to pre-established financial goals;

•	Mr. Nosbusch’s personal performance and our performance in light of what the Compensation Committee viewed as challenging goals;

•	information on Mr. Nosbusch’s annual cash compensation compared to annual cash compensation of CEOs of the Major Companies in the Survey Providers database, using regression analyses developed by the Survey Providers based on our sales; and

•	ICP awards for other named executive officers.

The following line graph compares the cumulative total shareowner return on our common stock against the cumulative total return of the S&P 500 Index for the period of five years from October 1, 2003 to September 30, 2008, assuming in each case a fixed investment of $100 at the respective closing prices on September 30, 2003 and reinvestment of all dividends. Our 5-year performance still outpaces the S&P 500, including the effect of the reduction in our share price in 2008.

Comparison of Five-Year Cumulative Total Return

Rockwell Automation and S&P 500 Index

The cumulative total returns on Rockwell Automation common stock and the S&P 500 Index as of each September 30, 2003-2008 plotted in the above graph are as follows:

	10/1	9/30	9/30	9/30	9/30	9/30
	2003	2004	2005	2006	2007	2008

Rockwell Automation*	$100.00	$150.34	$208.59	$232.40	$282.94	$155.20
S&P 500 Index	100.00	113.87	127.82	141.62	164.90	128.66
Cash dividends per common share	0.66	0.66	0.78	0.90	1.16	1.16

* Includes the reinvestment of all dividends in our common stock

We believe the returns to shareowners shown in this graph indicate that our pay for performance philosophy and our emphasis on long-term incentives are well in line with the interests of shareowners.

Based on the foregoing, Mr. Nosbusch was awarded $561,600 in annual incentive compensation, which was 54% of target and equal to the award that was earned due solely to our performance compared to pre-established financial goals.

Compensation of Other Named Executive Officers

In determining the compensation for Messrs. Crandall, Eisenbrown, Hagerman and McDermott we considered:

•	the market data for their positions;

•	the value of the perquisites that were discontinued on October 1, 2007;

•	internal equity between each named executive officer and our other officers; and

•	our performance and the performance of their organizations (where applicable) as well as their performance compared to their operating and leadership objectives.

In December 2007, the base salaries for Messrs. Crandall, Eisenbrown, Hagerman and McDermott were increased to $542,900, $536,900, $493,500 and $447,600, respectively.

At the beginning of fiscal 2008, Messrs. Crandall and Eisenbrown were each granted options for 35,500 shares, 2,500 restricted shares and 5,800 performance shares, and Messrs. Hagerman and McDermott were each granted options for 28,400 shares, 2,000 restricted shares and 4,600 performance shares. Consistent with our executive compensation philosophy, in determining these grants, we considered:

•	information on the officers’ total compensation compared to the compensation of similar positions at the Major Companies in the Towers Perrin executive compensation database, using a regression analysis developed by Towers Perrin based on our sales;

•	internal comparisons with other officers;

•	historical information regarding their long-term compensation opportunities; and

•	past and expected future contributions to our long-term performance.

As with the case for Mr. Nosbusch, the grant date fair market value of these awards was up slightly (1.5% on average) from equity awards granted in fiscal 2007 and differ from the amounts in the Summary Compensation Table as described above.

In determining the fiscal 2008 ICP payouts for Messrs. Crandall, Eisenbrown, Hagerman and McDermott, we considered:

•	our performance compared to pre-established financial goals;

•	each officer’s achievement of individual goals and objectives;

•	certain more subjective assessments of leadership acumen and the individual’s expected future contributions; and

•	for Mr. Eisenbrown, the performance of his segment.

In December 2008, Messrs. Crandall and Hagerman were awarded ICP payments of $183,200 and $166,200, respectively, in December 2008. This payout was 54% of target and equal to the award that was earned due solely to our performance compared to pre-established financial goals. Messrs. Eisenbrown and McDermott were awarded ICP payments of $174,500 and $196,200 respectively. In addition to the considerations discussed above, Mr. Eisenbrown’s ICP payout was increased to reflect his leadership of our Global Process Transformation initiative and was equal to 52% of target or 8% above the award due solely to performance compared to pre-established financial goals. Mr. McDermott’s ICP payout was decreased to reflect region and mix performance and was equal to 70% of target or 6% below the award due solely to performance compared to pre-established financial goals.

Changes in Compensation Program for Fiscal 2009

Base Salary

The base salaries for Messrs. Nosbusch, Crandall, Eisenbrown, Hagerman and McDermott were not increased for fiscal 2009. They remain at the salary levels set in December 2007.

Annual Incentive Compensation

The Compensation Committee considered the uncertainty related to the current economic slowdown and liquidity crisis in determining the ICP structure for fiscal 2009 and decided that greater discretion will be required in determining incentive awards than was required in prior years. For fiscal 2009, the ICP financial measures will remain the same (sales, EPS, free cash flow, ROIC or segment operating earnings). In establishing the fiscal 2009 ICP goals and target compensation levels, the Compensation Committee considered the uncertainty related to the impact of the liquidity crisis, economic recession, and currency exchange rate volatility. Target amounts will be earned under our ICP if we achieve our financial goals for the year. The Compensation Committee, in its discretion, will determine the payout levels for performance above or below the pre-determined goals after considering:

•	actual fiscal 2009 performance compared to fiscal 2009 performance goals;

•	currency fluctuations;

•	changes in the manufacturing economy; and

•	other factors the Compensation Committee deems to be important.

Long-Term Incentives

For the fiscal 2009 grants, the overall structure of our long-term incentive program remains unchanged from fiscal 2008 (stock options, performance shares, and restricted stock, with value allocated as in fiscal 2008). We calculated the number of options and shares using the three-month average of our stock price prior to November 15, 2008. We moved the three-month window this year so that our planning price would be determined closer to the grant date and in order to have an equal number of days before and after the end of fiscal 2008. This affects only the number of options and shares that are granted, not the exercise price, which continues to be the closing price on the date of the grant. At the grant date closing price, these awards will have an accounting value that is less than the value of the awards granted in fiscal 2008. We expect the value of these grants will be on average near the median of the Major Companies.

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation earned by each of the named executive officers for the fiscal years ended September 30, 2008 and 2007.

							Change in
							Pension Value
							and Non-qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards(1)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Keith D. Nosbusch	2008	1,030,840	0	2,006,525	2,320,657	561,600	1,611,617	63,820	7,595,059
President & Chief Executive Officer	2007	982,692	0	1,343,233	2,151,801	1,100,000	2,050,625	68,093	7,696,444

Theodore D. Crandall	2008	531,931	0	534,334	1,073,140	183,200	210,172	25,371	2,558,148
Senior Vice President & Chief Financial Officer	2007	478,846	0	342,111	763,896	350,000	254,082	66,281	2,255,216

Steven A. Eisenbrown	2008	527,305	0	570,902	631,318	174,500	317,776	25,813	2,247,614
Senior Vice President	2007	481,154	0	378,679	592,792	311,000	364,129	65,620	2,193,374

Douglas M. Hagerman	2008	483,538	0	464,679	547,950	166,600	10,386	23,270	1,696,423
Senior Vice President, General Counsel & Secretary	2007	446,077	0	343,435	711,848	300,000	68,829	60,748	1,930,937

John P. McDermott	2008	436,699	0	446,165	504,981	196,200	136,281	21,193	1,741,519
Senior Vice President	2007	394,231	0	293,140	509,200	225,000	164,692	63,549	1,649,812

(1)	This column represents the expense we recognized for all outstanding restricted stock and performance shares for financial statement reporting purposes for the fiscal year in accordance with SFAS 123(R), except that pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts in this column include awards granted in the applicable fiscal year and in previous years. Amounts we recognized under SFAS 123(R) have been determined using the assumptions set forth in note 11, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal years ended September 30, 2008 and 2007. The amounts shown do not correspond to the actual value that may be realized by the named executive officers. For additional information on awards made in fiscal 2008, see the Grants of Plan-Based Awards Table and Outstanding Equity Awards Table.

(2)	This column represents the expense we recognized for outstanding stock option awards for financial statement reporting purposes for the fiscal year in accordance with SFAS 123(R), except that pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts in this column include awards granted in the applicable fiscal year and in previous years. Since Messrs. Nosbusch, Crandall, Eisenbrown and McDermott are eligible for retirement, under SFAS 123(R), their options have been expensed over the 12-month period from the date of grant as opposed to being expensed over the vesting period of the award. Additionally, we recognized the remaining expense associated with Mr. Crandall’s 2006 and 2007 option grants in fiscal 2008 because Mr. Crandall became eligible for retirement during fiscal 2008. Amounts we recognized under SFAS 123(R) have been determined using the assumptions set forth in note 11, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal years ended September 30, 2008 and 2007. The amounts shown do not correspond to the actual value that may be realized by the named executive officers. For additional information on options granted in fiscal 2008, see the Grants of Plan-Based Awards Table and Outstanding Equity Awards Table.

(3)	This column represents amounts paid under our ICP for services performed in the fiscal year. For more information about our ICP, see the Compensation Discussion and Analysis and Grants of Plan-Based Awards Table.

(4)	We do not pay “above market” interest on non-qualified deferred compensation; therefore, this column reflects changes in pension values only. The changes in pension value amounts represent the difference between the June 30, 2007 and June 30, 2008 (for fiscal 2008) and the June 30, 2006 and June 30, 2007 (for fiscal 2007) present value of the named executive officers’ accrued pension benefit at their unreduced retirement age under our qualified and non-qualified pension plans. For additional information, including the assumptions used to calculate these amounts, see the Pension Benefits Table.

(5)	This column represents our matching contributions for the named executive officers under our savings plans and, for Mr. Eisenbrown, under our deferred compensation plan; the amount of tax gross-ups paid to the named executive officers, cash dividends paid on restricted stock held; and, for fiscal 2007, the incremental cost to Rockwell Automation of perquisites received by the named executive officers. The amounts reported in this column for fiscal 2007 include certain matching contributions under the deferred compensation plan for Mr. Eisenbrown and adjustments to the tax gross-up payments for Messrs. Eisenbrown and McDermott that were inadvertently omitted from this column in our 2007 proxy statement. The aggregate amount of personal benefits and perquisites provided to each named executive officer during fiscal 2008 was less than $10,000 and, therefore, is not included in All Other Compensation.

ALL OTHER COMPENSATION TABLE

The following table describes each element of the All Other Compensation column in the Summary Compensation Table for fiscal 2008.

	Value of Company
	Contributions to	Tax Gross-up	Dividends on
	Savings Plans(1)	Payments(2)	Restricted Stock(3)	Total
Name	$	$	$	$

Keith D. Nosbusch	$30,923	$1,983	$30,914	$63,820

Theodore D. Crandall	15,956	1,208	8,207	25,371

Steven A. Eisenbrown	15,720	1,190	8,903	25,813

Douglas M. Hagerman	14,504	1,574	7,192	23,270

John P. McDermott	13,098	1,135	6,960	21,193

(1)	This column includes our matching contributions to the named executive officers’ 401(k) savings plan and non-qualified savings plan accounts and, for Mr. Eisenbrown, to his deferred compensation plan account. This is consistent with the practice we use for all eligible employees.

(2)	This column represents amounts reimbursed to the named executive officers for the payment of taxes related to personal liability insurance, and, consistent with the practice for all eligible employees, amounts for FICA tax due on Corporation matching contributions to the non-qualified savings plan and, for Mr. Eisenbrown, to the deferred compensation plan.

(3)	This column represents cash dividends paid on restricted shares held by the named executive officers that were not factored into the grant date fair value of the restricted shares.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information about equity and non-equity awards made to the named executive officers in fiscal 2008.

										All Other	All Other
										Stock	Option		Grant Date
				Estimated Possible Payouts			Estimated Future Payouts			Awards(4):	Awards(5):	Exercise	Fair Value
				Under Non-Equity Incentive			Under Equity Incentive			Number of	Number of	or Base	of Stock
				Plan Awards(1)			Plan Awards(2)			Shares of	Securities	Price	and
			Compensation							Stock or	Underlying	of Option	Option
			Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards(6)	Awards(7)
Name	Grant Type	Grant Date	Approval Date(3)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Keith D. Nosbusch	Incentive Compensation	12/5/2007	12/5/2007	0	1,040,000	2,080,000
	Performance Shares	12/5/2007	12/5/2007				0	21,100	42,200				1,483,752
	Restricted Shares	12/5/2007	12/5/2007							9,000			612,360
	Stock Options	12/5/2007	12/5/2007								130,500	68.04	2,307,240
Theodore D. Crandall	Incentive Compensation	12/5/2007	12/5/2007	0	339,313	678,626
	Performance Shares	12/5/2007	12/5/2007				0	5,800	11,600				407,856
	Restricted Shares	12/5/2007	12/5/2007							2,500			170,100
	Stock Options	12/5/2007	12/5/2007								35,500	68.04	627,640
Steven A. Eisenbrown	Incentive Compensation	12/5/2007	12/5/2007	0	335,563	671,126
	Performance Shares	12/5/2007	12/5/2007				0	5,800	11,600				407,856
	Restricted Shares	12/5/2007	12/5/2007							2,500			170,100
	Stock Options	12/5/2007	12/5/2007								35,500	68.04	627,640
Douglas M. Hagerman	Incentive Compensation	12/5/2007	12/5/2007	0	308,438	616,876
	Performance Shares	12/5/2007	12/5/2007				0	4,600	9,200				323,472
	Restricted Shares	12/5/2007	12/5/2007							2,000			136,080
	Stock Options	12/5/2007	12/5/2007								28,400	68.04	502,112
John P. McDermott	Incentive Compensation	12/5/2007	12/5/2007	0	279,750	559,500
	Performance Shares	12/5/2007	12/5/2007				0	4,600	9,200				323,472
	Restricted Shares	12/5/2007	12/5/2007							2,000			136,080
	Stock Options	12/5/2007	12/5/2007								28,400	68.04	502,112

(1)	These columns show the potential value of the cash payout for each named executive officer under the ICP for fiscal 2008 if the target and maximum goals are met. There is established for each named executive officer at the beginning of the year an incentive compensation target equal to a percentage of the individual’s base salary. Actual incentive compensation payments under the plan may be higher or lower than the incentive compensation target based on financial, operating and individual performance. Additional information about these performance measures is included in the Compensation Discussion and Analysis. The Compensation Committee has discretion to change the amount of any award irrespective of whether the measures are met. Generally, our earnings per share must exceed a minimum threshold for any payments to be made under the plan. For fiscal 2009, ICP targets as a percentage of base salary remain unchanged from fiscal 2008 and are 100% for Mr. Nosbusch and 62.5% for each of Messrs. Crandall, Eisenbrown, Hagerman and McDermott. Incentive compensation payments under the Senior ICP may not exceed 1% of our applicable net earnings (as defined in the plan). Actual amounts paid under the Senior ICP for fiscal 2008 are disclosed in the Summary Compensation Table.

(2)	These columns show the threshold, target and maximum payouts under performance shares awarded pursuant to our 2000 Long-Term Incentives Plan during fiscal 2008. The payout in respect of these performance shares will be made in shares of our common stock and/or cash (generally calculated based on the closing price of our common stock on the trading day before the payout), in an amount determined based on the total shareowner return of our common stock, assuming reinvestment of all dividends, compared to the performance of companies in the S&P 500 Index for the period from October 1, 2007 to September 30, 2010, if the individual continues as an employee until the third anniversary of the grant date (subject to provisions relating to the grantee’s death, disability or retirement or a change of control of the Corporation). The payouts will be at zero, the target amount and the maximum amount if our shareowner return is equal to or less than the 30th percentile, equal to the 60th percentile and equal to or greater than the 75th percentile of the total shareowner return of companies in the Standard & Poor’s 500 Index, respectively, over the applicable three-year period, with the payout interpolated for results between those percentiles. We determine our total shareowner return by reference to the average trading price of our common stock over the 20 trading days before each of the start and end dates of the applicable three-year period. We use this approach to avoid single day anomalies in our share price. The potential value of a payout will fluctuate with the market value of our common stock.

(3)	In fiscal 2008 annual equity grants were made at the Compensation Committee meeting held on December 5, 2007.

(4)	This column shows the number of shares of restricted stock granted in fiscal 2008 to the named executive officers under the Corporation’s 2000 Long-Term Incentives Plan. The restricted stock vests on December 5, 2010 (three years from the grant date), provided the individual is still employed by the Corporation on that date. Restricted stock owners are entitled to any cash dividends paid, but are not entitled to any dividends paid in shares until the restricted shares vest. Cash dividends are paid at the Corporation’s regular dividend rate. The grant date fair value of these awards was $68.04 per share computed in accordance with SFAS 123(R) and the assumptions set forth in note 11, Share-Based Compensation, to our audited financial statements included in our annual report on Form 10-K for the fiscal year ended September 30, 2008.

(5)	This column shows the number of stock options granted in fiscal 2008 to the named executive officers under our 2000 Long-Term Incentives Plan. The options vest and become exercisable in three substantially equal installments beginning on December 5, 2008, one year after the grant date. The grant date fair value of these awards computed in accordance with SFAS 123(R) was $17.68 per share. This amount was calculated using the Black-Scholes pricing model and the assumptions set forth in note 11, Share-Based Compensation, to our audited financial statements included in our annual report on Form 10-K for the fiscal year ended September 30, 2008.

(6)	This column shows the exercise price for stock options granted, which was the closing price of our Common Stock on December 5, 2007, the grant date of the options.

(7)	This column shows the aggregate grant date fair value of the performance share awards at target, which was based on $70.32 per share computed in accordance with SFAS 123(R) and the assumptions set forth in note 11, Share-Based Compensation, to our audited financial statements included in our annual report on Form 10-K for the fiscal year ended September 30, 2008. The aggregate grant date fair value of the performance share awards at two times the target number of shares was $2,967,504, $815,712, $815,712, $646,944, $646,944 for Messrs. Nosbusch, Crandall, Eisenbrown, Hagerman, and McDermott, respectively.

The Compensation Committee approved the following grants of equity awards to the named executive officers at its December 2008 meeting:

Name	Options	Performance Shares	Shares of Restricted Stock

Keith D. Nosbusch	238,700	33,500	14,200
Theodore D. Crandall	69,600	9,800	4,200
Steven A. Eisenbrown	69,600	9,800	4,200
Douglas M. Hagerman	55,300	7,800	3,300
John P. McDermott	55,300	7,800	3,300

The grants were made on December 3, 2008, the day of the Compensation Committee meeting, and the exercise price of the options is the closing price of our common stock on that date. The performance shares and restricted stock grants have terms and conditions substantially the same as the grants made in fiscal 2008. See footnotes 2 and 4 to the Grants of Plan-Based Awards Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information about equity awards made to the named executive officers that are outstanding as of September 30, 2008.

		Option Awards(1)					Stock Awards
				Equity Incentive					Equity Incentive
				Plan Awards:					Plan Awards:	Equity Incentive
		Number of	Number of	Number of			Number of		Number of	Plan Awards:
		Securities	Securities	Securities			Shares	Market Value of	Unearned	Market or Payout
		Underlying	Underlying	Underlying			or Units of	Shares or Units	Shares, Units or	Value of Unearned
		Unexercised	Unexercised	Unexercised			Stock	of Stock	Other Rights That	Shares, Units or
		Options	Options	Unearned	Option		That Have Not	That Have Not	Have Not	Other Rights That
		EXERCISABLE	UNEXERCISABLE	Options	Exercise Price	Option	Vested(2)	Vested(3)	Vested(4)	Have Not Vested(3)
Name	Grant Date	(#)	(#)	(#)	($)	Expiration Date	(#)	($)	(#)	($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keith D. Nosbusch	12/5/2007		130,500		68.0400	12/5/2017	9,000	336,060	21,100	787,874
	12/6/2006	38,466	76,934		63.5900	12/6/2016	8,700	324,858	20,400	761,736
	11/7/2005	96,999	48,501		56.3600	11/7/2015	11,200	418,208	25,800	963,372
	11/8/2004	300,000			43.9000	11/8/2014
	2/5/2004	100,000			30.8000	2/5/2014
	10/6/2003	146,400			27.7500	10/6/2013
	10/7/2002	118,600			15.5000	10/7/2012
	10/1/2001	117,600			13.4000	10/1/2011
	10/2/2000	301,097			11.6038	10/2/2010
	10/4/1999	154,623			20.3490	10/4/2009

Theodore D. Crandall	12/5/2007		35,500		68.0400	12/5/2017	2,500	93,350	5,800	216,572
	12/6/2006	10,466	20,934		63.5900	12/6/2016	2,400	89,616	5,600	209,104
	11/7/2005	24,199	12,101		56.3600	11/7/2015	2,800	104,552	6,500	242,710
	11/8/2004	70,000			43.9000	11/8/2014
	10/6/2003	55,000			27.7500	10/6/2013
	10/4/1999	60,889			20.3490	10/4/2009

Steven A. Eisenbrown	12/5/2007		35,500		68.0400	12/5/2017	2,500	93,350	5,800	216,572
	12/6/2006	10,466	20,934		63.5900	12/6/2016	2,400	89,616	5,600	209,104
	11/7/2005	29,066	14,534		56.3600	11/7/2015	3,400	126,956	7,700	287,518
	11/8/2004	80,000			43.9000	11/8/2014
	10/6/2003	61,400			27.7500	10/6/2013

Douglas M. Hagerman	12/5/2007		28,400		68.0400	12/5/2017	2,000	74,680	4,600	171,764
	12/6/2006	8,366	16,734		63.5900	12/6/2016	1,900	70,946	4,500	168,030
	11/7/2005	24,199	12,101		56.3600	11/7/2015	2,800	104,552	6,500	242,710
	11/8/2004	67,800			43.9000	11/8/2014
	5/1/2004	7,370			32.6900	5/1/2014

John P. McDermott	12/5/2007		28,400		68.0400	12/5/2017	2,000	74,680	4,600	171,764
	12/6/2006	8,366	16,734		63.5900	12/6/2016	1,900	70,946	4,500	168,030
	11/7/2005	21,799	10,901		56.3600	11/7/2015	2,600	97,084	5,800	216,572
	11/8/2004	60,000			43.9000	11/8/2014
	10/6/2003	60,000			27.7500	10/6/2013
	10/4/1999	2,902			20.3490	10/4/2009

(1)	All options vest 1/3 per year beginning on the first anniversary of the grant date (subject to provisions related to the grantee’s death, disability or retirement or a change of control).

(2)	All restricted stock vests in full on the third anniversary of the grant date (subject to provisions related to the grantee’s death, disability or retirement or a change of control).

(3)	The market value of the stock awards is based on the closing market price of our common stock on September 30, 2008, which was $37.34.

(4)	This column shows the target number of performance shares outstanding. The payout can be from 0 to 200% of the target as described in footnote 2 to the Grants of Plan-Based Awards Table. All performance shares will be earned on the third anniversary of the grant date (subject to provisions relating to the grantee’s death, disability or retirement or a change of control). After September 30, 2008, we determined that the performance shares awarded on November 7, 2005 were not earned, as we did not meet the threshold for total shareowner return, and therefore no payout was made.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides additional information about stock option exercises and shares acquired upon the vesting of stock awards, including the value realized, during the fiscal year ended September 30, 2008 by the named executive officers.

Number of Shares
	Acquired on		Value Realized	Number of Shares	Value Realized
	Exercise		on Exercise	Acquired on Vesting	on Vesting
Name	(#)		($)	(#)	($)
(a)	(b)		(c)	(d)	(e)
Keith D. Nosbusch	10,000	(1)	472,200	—	—

Theodore D. Crandall	—		—	—	—

Steven A. Eisenbrown	—		—	—	—

Douglas M. Hagerman	6,434	(2)	221,729	—	—

John P. McDermott	—		—	—	—

(1)	Mr. Nosbusch paid cash for the exercise price of the shares and retained all the shares.

(2)	Includes 734 shares retained by Mr. Hagerman.

PENSION BENEFITS TABLE

The following table shows the present value of accumulated benefits as of June 30, 2008 payable to the named executive officers under the Rockwell Automation Pension (Qualified) Plan and Rockwell Automation Non-Qualified Pension Plan based on the assumptions described in Footnote 1 to the Table.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Keith D. Nosbusch	Rockwell Automation Pension (Qualified) Plan	34	1,041,785	—
	Rockwell Automation Pension (Non-Qualified) Plan	34	9,165,506	—

Theodore D. Crandall	Rockwell Automation Pension (Qualified) Plan	22	317,233	—
	Rockwell Automation Pension (Non-Qualified) Plan	22	824,356	—

Steven A. Eisenbrown	Rockwell Automation Pension (Qualified) Plan	33	556,666	—
	Rockwell Automation Pension (Non-Qualified) Plan	33	1,388,781	—

Douglas M. Hagerman	Rockwell Automation Pension (Qualified) Plan	4	42,670	—
	Rockwell Automation Pension (Non-Qualified) Plan	4	111,302	—

John P. McDermott	Rockwell Automation Pension (Qualified) Plan	28	349,546	—
	Rockwell Automation Pension (Non-Qualified) Plan	28	566,151	—

(1)	These amounts have been determined using the assumptions set forth in note 12, Retirement Benefits, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, and represent the accumulated benefit obligation for benefits earned to date, based on age, service and earnings through the measurement date of June 30, 2008.

The named executive officers participate in two pension plans: the Rockwell Automation Pension (Qualified) Plan (the “Qualified Pension Plan”), which is qualified under the Internal Revenue Code, and the Rockwell Automation Non-Qualified Pension Plan (the “Non-Qualified Pension Plan”), which is an unfunded, non-tax-qualified plan. The Qualified Pension Plan provides retirement benefits to nearly all U.S. employees of the Corporation. The Non-Qualified Pension Plan provides benefits that may not be paid from the Qualified

Pension Plan due to limitations imposed by the Internal Revenue Code on qualified plan benefits. Non-Qualified Pension Plan benefits are provided to any U.S. salaried employee whose benefits are affected by these limits. Our policy with respect to funding our pension obligations is to fund at least the minimum amount required by applicable laws and governmental regulations. We maintain a rabbi trust for our non-qualified plans, including the Non-Qualified Pension Plan, which we will fund in the event there is a change of control of the Corporation.

Benefits provided by both the Qualified Pension Plan and the Non-Qualified Pension Plan have the same requirements for vesting, which occurs at five years of service. Benefits in both plans are determined using the same formula. Named executive officers do not receive any additional service or other enhancements in determining the form, timing or amount of their benefits.

Normal retirement benefits

•	Normal retirement benefits are payable at age 65 with five years of service.

Early retirement with reduced benefits

•	Reduced early retirement benefits are payable at the earlier of either:

•	age 55 with 10 years of service; or

•	75 points (age plus credited service equals 75).

The reduction for early retirement benefits is determined using an actuarial equivalence with an applicable interest rate and mortality table similar to those used for Social Security purposes. Currently, Messrs. Crandall, Eisenbrown and McDermott have met the eligibility requirements for early retirement with a reduced benefit.

Grandfathered corporate staff as a result of the Rockwell Collins spin

•	Employees of the Corporation hired before January 1, 1993, who were part of our corporate staff at the time of the spin-off of our former Rockwell Collins avionics and communications business on June 29, 2001, are entitled to the benefits under our corporate retirement plan existing at June 29, 2001 if they are higher than our current pension plan.

Mr. Nosbusch currently meets the requirements for an unreduced pension benefit under our corporate retirement plan existing at June 29, 2001 (55 years of age and 85 points (age plus credited service equals 85)). If he continues in our employment until he has 95 points (which would occur in 2010), he will at that time also meet the eligibility requirements to retire with an unreduced pension benefit, before age 62, under our current pension plan. Similar to other grandfathered employees, if this occurs, Mr. Nosbusch may opt for the better of the benefits available under either of the two plans, having qualified for a full benefit under both.

Pension plan formula

•	Pension plan benefits are payable beginning at a named executive officer’s normal retirement date and are determined by the following formula:

•	Two-thirds (66 2/3%) of the participant’s average monthly earnings up to $1,666.67;

•	Multiplied by a fraction, not to exceed 1.00, the numerator of which is the participant’s years of credited service, including fractional years, and the denominator of which is thirty-five (35);

•	Plus 1.50% of the participant’s average monthly earnings in excess of $1,666.67 times the participant’s years of credited service, including fractional years, up to a maximum of thirty-five (35) years;

•	Plus 1.25% of the participant’s average monthly earnings in excess of $1,666.67 times the participant’s years of credited service, including fractional years, in excess of thirty-five (35) years;

•	Less 50% of primary Social Security benefit times a fraction not to exceed 1.00, the numerator of which is the participant’s years of credited service, including fractional years, and the denominator of which is thirty-five (35).

Average monthly earnings represent the monthly average of the participant’s pensionable earnings for the highest five calendar years during the last 10 calendar years while the participant was actively employed. A participant’s earnings used for calculating pension plan benefits (pensionable earnings) include base salary and annual incentive compensation awards. Awards of stock options, restricted stock, performance shares and performance-based long-term cash awards, and all other cash awards are not considered when determining pension benefits.

Messrs. Eisenbrown and Crandall are also eligible to participate in our Supplemental Retirement Plan for Certain Senior Executives, which is a closed plan. However, the benefit under that plan for Messrs. Eisenbrown and Crandall will be zero.

Disability pension benefits

•	Disability pension benefits are available under the Qualified Pension Plan and the Non-Qualified Pension Plan to active employees before age 65 upon total and permanent disability if the participant has at least 15 years of credited service or at least 10 years of credited service with 70 points or more (age plus credited service is equal to or greater than 70). The benefit is generally calculated in the same manner as the normal retirement benefit.

Pension benefits payable to beneficiaries upon death of a participant

•	Pension benefits under the Qualified Pension Plan and the Non-Qualified Pension Plan are payable to the participant’s beneficiaries upon the death of the participant while eligible for normal or early retirement.

•	The surviving spouse will receive a monthly lifetime benefit calculated as if the participant retired and elected the 50% surviving spouse option.

•	If the participant dies after starting to receive benefits, the benefit payments are processed in accordance with the benefit option selected.

•	If the retiree has started pension benefit payments, the beneficiary is eligible for a lump-sum death benefit equal to $150 per year of credited service up to $5,250.

•	If the participant dies before he or she is eligible for early retirement, pension benefits will begin in the month following the date the participant would have attained earliest retirement date; otherwise they will begin in the month following the date of death.

NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information on our non-qualified defined contribution and other non-qualified deferred compensation plans in which all eligible U.S. salaried employees, including the named executive officers, may participate, which consist of the following:

•	Rockwell Automation Non-Qualified Savings Plan (the “Non-Qualified Savings Plan”): Our U.S. salaried employees, including the named executive officers, whose earnings exceed certain applicable federal limitations on compensation that may be recognized under the Rockwell Automation Retirement Savings Plan for Salaried Employees (the “Qualified Savings Plan”), are entitled to defer earnings on a pre-tax basis to the Non-Qualified Savings Plan. Corporation matching contributions that cannot be made to the Qualified Savings Plan due to applicable federal tax limits are also made to the Non-Qualified Savings Plan. Under the Qualified Savings Plan, we match at a rate of 50% up to 6% of the employee’s eligible earnings contributed to the Plan, subject to a maximum amount of earnings under applicable federal tax regulations of $225,000 in 2007 and $230,000 in 2008. Earnings under the Non-Qualified Savings Plan are credited to participant accounts on a daily basis in the same manner as under the Qualified Savings Plan. Investment options are selected by the participant, may be changed daily, and include the same mutual fund and Corporation stock investments that are offered by the Qualified Savings Plan. No preferential interest or earnings are provided under the Non-Qualified Savings Plan. Account balances under the Non-Qualified Savings Plan are distributed in a lump-sum cash payment within 60 days after the end of the month occurring six months after the employee terminates employment or retires.

•	Rockwell Automation Deferred Compensation Plan (the “Deferred Compensation Plan”): Our U.S. salaried employees whose base salary is at least $150,000 by October 1 of the preceding calendar year, including the named executive officers, may elect annually to defer up to 50% of base salary and up to 100% of their annual incentive compensation award to the Deferred Compensation Plan.

Matching.  For participants who defer base salary to the plan, we provide a matching contribution equal to what we would have contributed to the Qualified Savings Plan or Non-Qualified Savings Plan for the deferred amounts.

Distribution elections.

•	For contributions before 2005: Participants could opt to receive the deferred amounts on a specific date, at retirement, or in installments up to 15 years following retirement. Participants may make a one-time change of distribution election or timing (at least one year before retirement).

•	Contributions after January 1, 2005: Participants may elect either a lump-sum distribution at termination of employment or installment distributions for up to 15 years following retirement. Participants may make a one-time change of the distribution election or timing (at least one year before retirement), provided that the changed distribution cannot begin until five years after the original distribution date.

Timing of distributions.

•	For contributions before 2005: We make distributions within the first 60 days of a calendar year.

•	For contributions after January 1, 2005: We make distributions in July of the year following termination or retirement.

Earnings on deferrals.  Participants select investment measurement options, including hypothetical mutual fund investments that correspond to those offered by the Qualified Savings Plan. Investment options may be changed daily. Earnings are credited to participant accounts on a daily basis in the same manner as under the Qualified Savings Plan. No preferential interest or earnings are provided under the Deferred Compensation Plan.

•	Rockwell Automation Deferred Compensation Plan (the “Old Plan”): Of the named executive officers, only Mr. Crandall participates in the Old Plan, which is a closed plan. Participants were only permitted to defer incentive compensation to this plan. Distributions are made annually in January; however, if a participant is considered a “key employee” under the terms of the Internal Revenue Code, there may be a six-month delay in the commencement of distributions. The plan provides an interest rate that is one-twelfth of the annual interest rate for quarterly compounding that is 120% of the applicable Federal long-term monthly rate for the three-month period ending on the last day of each calendar year quarter. The interest is applied to participant accounts quarterly on the last business day of the quarter.

We maintain a rabbi trust for our non-qualified plans, including the Non-Qualified Savings Plan and deferred compensation plans, which we will fund in the event there is a change of control.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Registrant		Aggregate	Aggregate Balance
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	at Last Fiscal Year
	Last Fiscal Year(1)	Last Fiscal Year(2)	in Last Fiscal Year(3)	Distributions	End
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Keith D. Nosbusch	64,216	24,081	226,920	—	684,879

Theodore D. Crandall	24,407	9,153	55,677	—	469,923

Steven A. Eisenbrown	82,503	8,930	268,617	—	861,883

Douglas M. Hagerman	220,195	7,682	289,941	—	938,640

John P. McDermott	25,144	6,286	15,657	—	196,947

(1)	These amounts include contributions made by each named executive officer to the Non-Qualified Savings Plan. It also includes amounts deferred by Messrs. Eisenbrown and Hagerman to the Deferred Compensation Plan.

(2)	These amounts represent Corporation contributions under the Non-Qualified Savings Plan, and for Mr. Eisenbrown under the Deferred Compensation Plan. These amounts are also reported in the “All Other Compensation” column in the Summary Compensation Table and as part of the “Value of Company Contributions to Savings Plans” column in the All Other Compensation Table.

(3)	These amounts include earnings and interest provided on current contributions and existing balances, including the change in value of the underlying investment options in which the named executive officer is deemed to be invested. Messrs. Nosbusch and McDermott have earnings only under the Non-Qualified Savings Plan. Messrs. Eisenbrown and Hagerman have earnings under the Non-Qualified Savings Plan and the Deferred Compensation Plan. Mr. Crandall has earnings under the Non-Qualified Savings Plan, the Deferred Compensation Plan and the Old Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables and narrative below describe and quantify compensation that would become payable to the named executive officers under existing plans and arrangements if the named executive officer’s employment had terminated on September 30, 2008 for the reasons set forth below. We do not have employment agreements with the named executive officers, but do have change of control agreements with Messrs. Nosbusch, Crandall, Eisenbrown, Hagerman and McDermott and certain other officers. There are two main purposes of these agreements.

•	They provide protection for the executive officers who would negotiate any potential acquisitions of the Corporation, thus encouraging them to negotiate a good outcome for shareowners, without concern that their negotiating stance will put at risk their financial situation immediately after an acquisition.

•	The agreements seek to ensure continuity of business operations during times of potential uncertainty, by removing the incentive to seek other employment in anticipation of a possible change of control.

In short, they seek to ensure that we may rely on key executives to continue to manage our business consistent with our best interests and the best interests of our shareowners despite concerns for personal risks. In addition, in the past we at times have entered into severance arrangements with executive officers upon termination of their employment, with the terms and conditions depending on the individual circumstances of the termination, the transition role we expect from the officer and our best interests. The information set forth below does not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees upon termination of employment, including unused vacation pay, distributions of balances under savings and deferred compensation plans and accrued pension benefits. The information set forth below also does not include any payments and benefits that may be provided under severance arrangements that may be entered into with any named executive officer upon termination of their employment.

In November 2007, we entered into change of control agreements with Messrs. Nosbusch, Crandall, Eisenbrown, Hagerman and McDermott, and certain other officers. Each agreement becomes effective if there is a “change of control” of the Corporation before September 30, 2010. Each agreement provides for the continuing employment of the executive for two years after the change of control on conditions no less favorable than those in effect before the change of control. If the executive’s employment is terminated by us without “cause” or if the executive terminates his employment for “good reason” within that two year period, the executive is entitled to:

•	severance benefits equal to two times (three times in the case of Mr. Nosbusch) his annual compensation, including ICP;

•	pro-rated annual ICP at termination;

•	continuation of other benefits and perquisites for two years (three years in the case of Mr. Nosbusch);

•	immediate vesting of all options, restricted stock and performance shares; and

•	an additional payment, if necessary, to make them whole as a result of any excise tax imposed on these change of control payments, unless the safe harbor amount above which the excise tax is imposed is not exceeded by more than 10%, in which event the payments will be reduced to avoid the excise tax.

In addition, in each change of control agreement, the executive agreed to certain confidentiality provisions.

Under the change of control agreements, a change of control would include any of the following events:

•	any “person,” as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act, acquires 20 percent or more of our outstanding voting securities;

•	a majority of our directors are replaced by persons who are not endorsed by a majority of our directors;

•	we are involved in a reorganization, merger, sale of assets or other business combination that results in our shareowners owning 50% or less of our outstanding shares or the outstanding shares of the resulting entity; or

•	shareowners approve a liquidation or dissolution of the Corporation.

The following table provides details with respect to potential post-employment payments to the named executive officers under our change of control agreements in the event of separation due to a change of control of the Corporation, assuming a termination covered by the change of control agreement occurred on September 30, 2008.

		Pro-Rated
	Severance	Annual ICP (1)	Cost of Benefit	Other	Outplacement	Excise Tax	Total Benefit to
Name	($)	($)	Continuation	Perquisites	Services(2)	Gross-Up	Employee(3)
Keith D. Nosbusch	6,240,000	1,550,000	31,146	11,975	100,000	0	7,933,121
Theodore D. Crandall	1,764,425	452,000	17,322	4,916	100,000	0	2,338,663
Steven A. Eisenbrown	1,744,925	450,000	17,322	5,197	100,000	0	2,317,444
Douglas M. Hagerman	1,603,875	460,000	17,015	4,816	100,000	0	2,185,706
John P. McDermott	1,454,700	255,000	16,674	5,416	100,000	0	1,831,790

(1)	In the year of termination, the executive is entitled to receive a pro-rated ICP payout based on the highest ICP payout in the previous three years.

(2)	Estimate (actual value not specified).

(3)	Equals total of all compensation and benefits, not including value of equity awards.

In addition, upon a change of control of the Corporation, the following would occur with respect to outstanding equity-based awards under our long-term incentives plans:

•	all outstanding stock options would become fully exercisable;

•	the restrictions on all shares of restricted stock would lapse; and

•	grantees of performance shares would be entitled to a performance share payout equal to 100% of the target shares.

The following represents the intrinsic value of such results had a change of control occurred on September 30, 2008:

Equity Awards (Intrinsic value)(1)

		Unvested
	Unvested Stock	Restricted	Performance
Name	Options ($)	Stock ($)	Shares ($)
Keith D. Nosbusch	—	1,079,126	1,549,610
Theodore D. Crandall	—	287,518	425,676
Steven A. Eisenbrown	—	309,922	425,676
Douglas M. Hagerman	—	250,178	339,794
John P. McDermott	—	242,710	339,794

(1)	Values equity awards based on the fiscal year end stock price of $37.34.

The following table sets forth the treatment of equity-based awards upon termination of employment for the following reasons:

Reason	Options	Restricted Stock	Performance Shares
Voluntary — Other than retirement	Vested — can be exercised until the earlier of (i) three months after last date on payroll or (ii) the date the option expires Unvested — forfeited	Unearned shares forfeited	Unearned shares forfeited
Voluntary — Retirement	If retirement occurs 12 months or more after grant date, unvested options continue to vest; otherwise all unvested options are forfeited. Vested options can be exercised until the earlier of (i) five years after retirement or (ii) the date the option expires	If retirement occurs 12 months or more after grant date and before the end of the restriction period, pro rata shares earned at the end of the restriction period. If retirement occurs before 12 months after the grant date, all unearned shares forfeited	If retirement occurs 12 months or more after grant date and before the end of the performance period, pro rata shares earned at the end of the performance period. If retirement occurs before 12 months after the grant date, all unearned shares forfeited
Involuntary — Cause	Vested — forfeited Unvested — forfeited	Unearned shares forfeited	Unearned shares forfeited
Involuntary — Not for cause	Vested — can be exercised until the earlier of (i) three months after last date on payroll or (ii) the date the option expires
	Unvested — continue to vest during salary continuation period; if vesting occurs in that period, can be exercised until the earlier of (i) three months after last date on payroll or (ii) the date the option expires; remaining unvested options forfeited	Unearned shares forfeited	If the performance conditions are met during the salary continuation period, shares are earned; otherwise shares are forfeited
Death	All options vest immediately and can be exercised until the earlier of (i) three years after death or (ii) the date the option expires	All restrictions lapse	Shares earned on a pro rata basis at the end of the performance period

Reason	Options	Restricted Stock	Performance Shares
Disability	Vested — can be exercised until the earlier of (i) three months after the employee’s last date on payroll or (ii) the date the option expires
	Unvested — continue to vest during salary continuation period; if vesting occurs in that period, can be exercised until the earlier of (i) three months after last date on payroll or (ii) the date the option expires; remaining unvested options forfeited	If disability continues for more than six months, all restrictions lapse	If disability continues for more than six months, pro rata shares earned at the end of the performance period

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis prepared by management and contained in this proxy statement. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Management Development Committee
 Joseph F. Toot, Jr., Chair
Betty C. Alewine
William T. McCormick, Jr.
Bruce M. Rockwell

PROPOSAL TO APPROVE THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of D&T as our independent registered public accounting firm for the fiscal year ending September 30, 2009, subject to the approval of the shareowners. D&T and its predecessors have acted as our independent registered public accounting firm since 1934.

Before the Audit Committee selected D&T, it carefully considered the independence and qualifications of that firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing. We expect that representatives of D&T will attend the Annual Meeting to answer appropriate questions and make a statement if they desire to do so.

Audit Fees

The following table sets forth the aggregate fees for services provided by D&T for the fiscal years ended September 30, 2008 and 2007 (in millions), all of which were approved by the Audit Committee:

	Year Ended
	September 30,
	2008	2007

Audit Fees
Integrated Audit of Consolidated Financial Statements and Internal Control over Financial Reporting	$3.55	$3.45
Statutory Audits	2.37	2.00
Audit-Related Fees
Employee Benefit Plan Audits and Other Audits	0.07	0.10
Divestiture Related Audit Services	—	.40
Other Audit — Related Fees	0.08	0.07
Tax Fees
Compliance	0.11	0.04
All Other Fees	—	—

Total	$6.18	$6.06

The Audit Committee considered and determined that the non-audit services provided by D&T were compatible with maintaining the firm’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for appointing, compensating and overseeing the work performed by D&T and other independent registered public accounting firms. The Audit Committee pre-approves all audit (including audit-related) services provided by D&T and others and permitted non-audit services provided by D&T in accordance with its pre-approval policies and procedures.

The Audit Committee annually approves the scope and fee estimates for the year-end audit, statutory audits and employee benefit plan audits for the next fiscal year. With respect to other permitted services to be performed by our independent registered public accounting firm, management defines and presents specific projects for advance approval by the Audit Committee. The Audit Committee pre-approves specific engagements and projects on a fiscal year basis, subject to individual project thresholds and annual thresholds. The Corporation’s Controller reports to the Audit Committee regarding the aggregate fees charged by D&T and other independent registered public accounting firms compared to the pre-approved amounts.

The Board of Directors recommends that you vote “FOR” the proposal to approve the selection of D&T as our independent registered public accounting firm, which is presented as item (b).

OTHER MATTERS

The Board of Directors does not know of any other matters that may be presented at the meeting. Our By-Laws required notice by November 9, 2008 for any matter to be brought before the meeting by a shareowner. In the event of a vote on any matters other than those referred to in the accompanying Notice of 2009 Annual Meeting of Shareowners, proxies in the accompanying form will be voted in accordance with the judgment of the persons voting such proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership of our common stock on Forms 3, 4 and 5 with the SEC and the NYSE.

Based on our review of the copies of such forms that we have received and written representations from certain reporting persons confirming that they were not required to file Forms 5 for specified fiscal years, we believe that all our executive officers, directors and greater than ten percent beneficial owners complied with applicable SEC filing requirements during fiscal 2008.

ANNUAL REPORT

Our Annual Report to Shareowners, including the Annual Report on Form 10-K and financial statements, for the fiscal year ended September 30, 2008, was mailed with this proxy statement to shareowners who received a printed copy of this proxy statement. A copy of our Annual Report is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials.

We will send a copy of our Annual Report on Form 10-K to any shareowner without charge upon written request addressed to:

Rockwell Automation, Inc.
Shareowner Relations, E-7F19
1201 South Second Street
Milwaukee, Wisconsin 53204, USA
+1-414-382-8410

SHAREOWNER PROPOSALS FOR 2010 ANNUAL MEETING

If a shareowner wants to submit a proposal for possible inclusion in our proxy statement for the 2010 Annual Meeting of Shareowners, the proposal must be received by the Office of the Secretary at our global headquarters, 1201 South Second Street, Milwaukee, Wisconsin 53204, USA by August 14, 2009. In addition, if a shareowner wants to propose any matter for consideration of the shareowners at the 2010 Annual Meeting of Shareowners, our By-Laws require the shareowner to notify the Corporation’s Secretary in writing at the address listed in the preceding sentence on or after October 7, 2009 and on or before November 6, 2009. If the number of directors to be elected to the Board at the 2010 Annual Meeting of Shareowners is increased and we do not make a public announcement naming all of the nominees for director or specifying the increased size of the Board on or before October 27, 2009, a shareowner proposal with respect to nominees for any new position created by such increase will be considered timely if received by our Secretary not later than the tenth day following our public announcement of the increase. The specific requirements and procedures for shareowner proposals are set forth in our By-Laws, which are available on our website at www.rockwellautomation.com on the “Investor Relations” page under the link “About Us” then the heading “Corporate Governance — By-Laws.”

EXPENSES OF SOLICITATION

We will bear the cost of the solicitation of proxies. We are soliciting proxies by mail, e-mail and through the Notice of Internet Availability of the Proxy Materials. Proxies also may be solicited personally, or by telephone or facsimile, by a few of our regular employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies.

SUPPLEMENTAL FINANCIAL INFORMATION

This proxy statement contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance. Our measure of ROIC is likely to differ from that used by other companies. We define ROIC as the percentage resulting from the following calculation:

(a) income from continuing operations and income from Power Systems discontinued operating activities, before non-operating gains or losses, special charges, interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;

(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, cumulative impairments of goodwill and intangibles required under SFAS No. 142, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, multiplied by;

(c) one minus the effective tax rate for the period.

ROIC, which excludes acquisitions not included in the 2008 annual operating plan, is calculated as follows (in millions, except percentages):

	Year Ended
	September 30,
	2008	2007

(a) Return
Income from continuing operations	$580.8	$569.3
Income from Power Systems discontinued operating activities	—	42.3
Interest expense(1)	68.2	63.8
Income tax provision(1)	231.3	246.6
Purchase accounting depreciation and amortization(1)	23.6	16.9
Special charges	46.7	43.5

Return	950.6	982.4

(b) Average Invested Capital
Short-term debt	325.1	404.0
Long-term debt	804.5	544.3
Shareowners’ equity	1,799.6	1,959.9
Impairments of goodwill and intangibles	—	43.2
Accumulated amortization of goodwill and intangibles	618.8	632.5
Cash and cash equivalents	(728.4)	(678.8)

Average invested capital	2,819.6	2,905.1

(c) Effective Tax Rate
Income tax provision(1)	231.3	246.6
Income from continuing operations and discontinued operating activities before income taxes	$811.6	$858.2

Effective tax rate	28.5%	28.7%

(a) / (b) * (1–c) Return On Invested Capital	24.1%	24.1%

(1)	Includes amounts related to both continuing and discontinued operations.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON FEBRUARY 4, 2009

This proxy statement and 2008 Annual Report, including the annual report on Form 10-K for our fiscal year ended September 30, 2008, are available to you on the Internet at www.proxyvote.com.

To view this material, you will need your 12-digit control number from your proxy card.

The Annual Meeting (for shareowners as of the December 8, 2008 record date) will be held on February 4, 2009, at 10:00 a.m. CST at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, USA.

For directions to the Annual Meeting and to vote in person, please call Shareowner Relations at +1-414-382-8410.

Shareowners will vote on the following proposals at the Annual Meeting:

1) To elect Betty C. Alewine, Verne G. Istock, Donald R. Parfet and David B. Speer as directors; and

2) To approve the selection of Deloitte & Touche, LLP as our independent registered public accounting firm for fiscal year 2009.

The Board of Directors recommends that you vote for the election of the named directors and the proposal to approve Deloitte & Touche.

December 12, 2008

APPENDIX A

ROCKWELL AUTOMATION, INC.

GUIDELINES FOR DETERMINING DIRECTOR INDEPENDENCE

Excerpt from Rockwell Automation’s Board of Directors Guidelines on Corporate Governance

A director will not be independent if:

•	the director is, or has been within the last three years, employed by the Corporation, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Corporation (provided, that employment of a director as an interim Chairman, CEO or other executive officer of the Corporation will not disqualify a director from being considered independent following that employment);

•	the director or an immediate family member of the director received more than $120,000 in direct compensation from the Corporation during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided, that such compensation for prior service is not contingent in any way on continued service); provided that compensation received by the director for former service as an interim Chairman, CEO or other executive officer of the Corporation and compensation received by an immediate family member of the director for service as an employee (other than an executive officer) of the Corporation need not be considered in determining independence;

•	the director is a current partner or employee of the Corporation’s independent registered public accounting firm or internal auditor, or an immediate family member of the director is a current partner of its independent registered public accounting firm or internal auditor or an immediate family member of the director is a current employee of the independent registered public accounting firm or internal auditor and personally works on the Corporation’s audit, or the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of the independent registered public accounting firm or internal auditor and personally worked on the Corporation’s audit within that time;

•	the director or an immediate family member of the director is, or has been within the last three years, an executive officer of another company where any of the Corporation’s current executive officers at the same time serves or served on the compensation committee of the board of directors of such other company; or

•	the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, the Corporation for property or services in an amount that, in any of the last three fiscal years of the other company, exceeds the greater of $1 million or two percent of the consolidated gross revenues of the other company.

Any one or more of the following relationships, whether individually or in any combination, will be considered immaterial and would not, in and of themselves, impair the director’s independence:

Payments To/From the Corporation

1. the director is an executive officer, employee or general partner, or an immediate family member of the director is an executive officer or general partner, of another company or entity that has made payments to, or received payments from, the Corporation for property or services in an amount that does not exceed, in any of the last three fiscal years of the other company or entity, the greater of $1 million or two percent of the consolidated gross revenues of the other company or entity;

Indebtedness

2. the director is an executive officer, employee or general partner, or an immediate family member of the director is an executive officer or general partner, of another company or entity that is indebted to the Corporation, or to which the Corporation is indebted, and the total amount of either company’s (or entity’s)

A-1

indebtedness to the other at the end of the last completed fiscal year is less than two percent of the other company’s or entity’s total consolidated assets;

Charitable Contributions

3. the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a charitable organization, and the Corporation’s discretionary charitable contributions to the organization (i.e., other than contributions made under the Corporation’s matching gifts program) do not exceed, in any of the last three fiscal years of the charitable organization, the greater of $1 million or two percent of that organization’s total consolidated gross revenues;

Directorships

4. the director or an immediate family member of the director is a director, advisory director or trustee (or serves in a similar position) of another company, entity or charitable organization that engages in any transactions (including indebtedness transactions), or has any other relationships, with the Corporation (including any contributions by the Corporation to any such charitable organization);

Less Than 10% Equity Interest

5. the director and the immediate family members of the director directly or indirectly own, in the aggregate, less than a 10% equity interest in another company or entity that engages in any transactions (including indebtedness transactions), or has any other relationships, with the Corporation;

Other

6. an immediate family member of the director is an employee (but not an executive officer) of another company, entity or charitable organization that engages in any transactions (including indebtedness transactions), or has any other relationships, with the Corporation (including any contributions by the Corporation to any such charitable organization);

7. a family member (other than an immediate family member) of the director serves in any capacity with the Corporation; or

8. a family member (other than an immediate family member) of the director serves in any capacity with, or owns any equity interest in, another company, entity or charitable organization that engages in any transactions (including indebtedness transactions), or has any other relationships, with the Corporation (including any contributions by the Corporation to any such charitable organization).

Notwithstanding the foregoing, the Board may determine that a director who has a relationship that exceeds the limits described in the immediately preceding paragraph (but only to the extent that the Board determines that the director does not have any direct or indirect material relationship with the Corporation and any such relationship does not constitute a bar to independence under NYSE listing requirements) is nonetheless independent. The Corporation will explain in its next Proxy Statement the basis for any such determination.

For purposes of these Guidelines, the term “immediate family member” includes an individual’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the individual’s home.

The ownership of a substantial amount of stock in the Corporation will not in itself be a basis for a determination that a director is not independent.

The Board will undertake an annual review of the independence of all non-employee directors.

A-2

ADMISSION TO THE 2009 ANNUAL MEETING

An admission card (or other proof of stock ownership) and proper identification will be required for admission to the Annual Meeting of Shareowners in Milwaukee, Wisconsin on February 4, 2009. If you plan to attend the Annual Meeting, please be sure to request an admittance card by:

•	marking the appropriate box on the proxy card and mailing the card using the enclosed envelope;

•	indicating your desire to attend the meeting through our Internet voting procedure; or

•	calling our Shareowner Relations line at +1-414-382-8410.

An admission card will be mailed to you if:

•	your Rockwell Automation shares are registered in your name; or

•	your Rockwell Automation shares are held in the name of a broker or other nominee and you provide written evidence of your stock ownership as of the December 8, 2008 record date, such as a brokerage statement or letter from your broker.

Your admission card will serve as verification of your ownership.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 1, 2009. Have your direction card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903 (toll-free for US and Canada Shareowners only)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 1, 2009. Have your direction card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your direction card and return it in the postage-paid envelope we have provided or return it to Rockwell Automation, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by January 31, 2009.

NOTE: If you transmit your voting instructions by Internet or telephone, you DO NOT NEED TO MAIL BACK your direction card. Your Internet or telephone instructions will authorize the trustee in the same manner as if you returned a signed direction card.
THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	RKWLA1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROCKWELL AUTOMATION, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR each of the Nominees listed below.		☐	☐	☐
Vote On Directors
A.	To elect as directors of Rockwell Automation, Inc. the nominees listed below:

NOMINEES:

01) Betty C. Alewine 02) Verne G. Istock 03) Donald R. Parfet 04) David B. Speer

The Board of Directors recommends a vote FOR proposal B.

Vote On Proposal		For	Against	Abstain

B.	To approve the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐ Yes	☐ No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ROCKWELL AUTOMATION, INC.
ANNUAL MEETING OF SHAREOWNERS
WEDNESDAY, FEBRUARY 4, 2009
10:00 AM CST
THE PFISTER HOTEL
424 EAST WISCONSIN AVENUE
MILWAUKEE, WISCONSIN
YOUR VOTE IS IMPORTANT!
YOU CAN VOTE BY INTERNET, TELEPHONE OR MAIL. SEE THE
INSTRUCTIONS ON THE OTHER SIDE OF THIS DIRECTION CARD.
IF YOU DID NOT RECEIVE PAPER COPIES OF THE ROCKWELL AUTOMATION
PROXY STATEMENT AND ANNUAL REPORT BECAUSE YOU
CONSENTED TO VIEW THEM ON THE
INTERNET, GO TO THE FOLLOWING INTERNET ADDRESS:
PROXY STATEMENT AND ANNUAL REPORT: www.ProxyVote.com
FOLD AND DETACH HERE

RKWLA2
DIRECTION CARD
ROCKWELL AUTOMATION, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
TO: FIDELITY MANAGEMENT TRUST COMPANY, TRUSTEE AND
COMPUTERSHARE TRUST COMPANY, TRUSTEE
          You are hereby directed to vote, with respect to the proposals listed on the other side of this Direction Card, the number of shares of Rockwell Automation common stock held for this account in the savings plans of Rockwell Automation, Inc. (Rockwell Automation Retirement Savings Plan for Salaried Employees, Rockwell Automation Retirement Savings Plan for Hourly Employees, Rockwell Automation Savings and Investment Plan for Represented Hourly Employees and Rockwell Automation Retirement Savings Plan for Represented Hourly Employees) and/or the United Space Alliance Employee Stock Purchase Plan at the Annual Meeting of Shareowners of Rockwell Automation, Inc. to be held at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, on February 4, 2009, and at any postponement or adjournment thereof, as follows:
          TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, CHECK THE BOXES “FOR” EACH PROPOSAL LISTED, THEN SIGN, DATE AND RETURN THIS CARD BY JANUARY 31, 2009.
If you do not provide voting directions by January 31, 2009, the shares attributable to this account in savings plans of Rockwell Automation or the United Space Alliance Employee Stock Purchase Plan will not be voted.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.
If you do not check the comments box on the reverse side, we will not receive your comments.)
(continued and to be dated and signed on the other side)

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 3, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903 (toll-free for US and Canada Shareowners only)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 3, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Rockwell Automation, Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by January 31, 2009.

NOTE: If you transmit your voting instructions by Internet or telephone, you DO NOT NEED TO MAIL BACK your proxy card. Your Internet or telephone instructions will authorize the named proxies in the same manner as if you returned a signed proxy card by January 31, 2009.
THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	ROKAU1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROCKWELL AUTOMATION, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR each of the Nominees listed below.		☐	☐	☐
Vote On Directors
A.	To elect as directors of Rockwell Automation, Inc. the nominees listed below:

NOMINEES:

01) Betty C. Alewine 02) Verne G. Istock 03) Donald R. Parfet 04) David B. Speer

The Board of Directors recommends a vote FOR proposal B.

Vote On Proposal		For	Against	Abstain

B.	To approve the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐ Yes	☐ No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ROCKWELL AUTOMATION, INC.
ANNUAL MEETING OF SHAREOWNERS
WEDNESDAY, FEBRUARY 4, 2009
10:00 AM CST
THE PFISTER HOTEL
424 EAST WISCONSIN AVENUE
MILWAUKEE, WISCONSIN
YOUR VOTE IS IMPORTANT!
YOU CAN VOTE BY INTERNET, TELEPHONE OR MAIL. SEE THE
INSTRUCTIONS ON THE OTHER SIDE OF THIS PROXY CARD.
IF YOU DID NOT RECEIVE PAPER COPIES OF THE ROCKWELL AUTOMATION
PROXY STATEMENT AND ANNUAL REPORT BECAUSE YOU
CONSENTED TO VIEW THEM ON THE
INTERNET, GO TO THE FOLLOWING INTERNET ADDRESS:
PROXY STATEMENT AND ANNUAL REPORT: www.ProxyVote.com
FOLD AND DETACH HERE

ROKAU2
PROXY CARD
ROCKWELL AUTOMATION, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints William T. McCormick, Jr., Joseph F. Toot, Jr. and Douglas M. Hagerman, jointly and severally, proxies, with full power of substitution, to vote shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Shareowners to be held at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, on February 4, 2009 or any postponement or adjournment thereof. SUCH PROXIES ARE DIRECTED TO VOTE AS SPECIFIED OR, IF NO SPECIFICATION IS MADE, “FOR” THE ELECTION OF THE FOUR NOMINEES PROPOSED FOR ELECTION AS DIRECTORS and “FOR” PROPOSAL B, AND TO VOTE IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
          TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, JUST SIGN AND DATE; NO BOXES NEED TO BE CHECKED.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.
If you do not check the comments box on the reverse side, we will not receive your comments.)
(continued and to be dated and signed on the other side)